UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ⌧
Filed by a Party other than the Registrant ◻
Check the appropriate box:
◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
⌧	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material Pursuant to §240.14a-12

AMPHASTAR PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):
⌧	No fee required.
◻	Fee paid previously with preliminary materials.
◻	Fee computed in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

AMPHASTAR PHARMACEUTICALS, INC.

11570 6TH STREET

RANCHO CUCAMONGA, CALIFORNIA 91730

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 11:00 a.m. Pacific Time on Monday, June 3, 2024

Dear Stockholders of Amphastar Pharmaceuticals, Inc.:

Please be advised that the 2024 annual meeting of stockholders (the “Annual Meeting”) of Amphastar Pharmaceuticals, Inc., (or the “Company” or “Amphastar”) a Delaware corporation, will be conducted virtually via a live webcast at www.virtualshareholdermeeting.com/AMPH2024 on Monday, June 3, 2024 at 11:00 a.m. Pacific Time. The Annual Meeting will be conducted for the following purposes, as more fully described in the accompanying proxy statement:

1.

To elect four Class II directors to hold office for a three-year term and until their respective successors are duly elected and qualified or until such director’s earlier death, resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024;
3.	To approve, on an advisory basis, the compensation of our named executive officers;
4.	To approve the amendment and restatement of the Company’s 2015 Equity Incentive Plan (as amended and restated, the “2015 Equity Incentive Plan”); and
5.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Our board of directors (the “Board of Directors”) has fixed the close of business on April 5, 2024 as the record date for the Annual Meeting. Only stockholders of record on April 5, 2024 are entitled to notice and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement. If you plan on attending this year’s virtual Annual Meeting as a stockholder, please go to www.virtualshareholdermeeting.com/AMPH2024. Please have the information that is printed in the box marked by the arrow available and follow the instructions.

On or about April 19, 2024, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access both our proxy statement and our 2024 annual report online. This Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. Please note that the proxy statement and our annual report can be accessed directly at the following Internet address http://ir.amphastar.com/financial-information/annual-reports. You can also access our proxy materials by (1) visiting www.ProxyVote.com, (2) calling 1-800-579-1639, or (3) sending an e-mail to sendmaterial@proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to virtually attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Amphastar Pharmaceuticals, Inc. and look forward to your attendance at the Annual Meeting and/or receiving your proxy.

By order of the Board of Directors,

Jack Yongfeng Zhang
Chief Executive Officer, President, Chief Scientific Officer and Director

Mary Ziping Luo
Chief Operating Officer, Chief Scientist and Chairman

Rancho Cucamonga, California
April 19, 2024

-i-

-ii-

AMPHASTAR PHARMACEUTICALS, INC.

PROXY STATEMENT

FOR 2024 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 11:00 a.m. Pacific Time on Monday, June 3, 2024

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors (the “Board of Directors”) for use at the 2024 annual meeting of stockholders of Amphastar Pharmaceuticals, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be conducted virtually via a live webcast at www.virtualshareholdermeeting.com/AMPH2024 on Monday, June 3, 2024 at 11:00 a.m. Pacific Time. You will be able to vote and submit questions during the meeting at that website. In order to access information and ask questions, please have the information that is printed in the box marked by the arrow available and follow the instructions. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 19, 2024 to all stockholders entitled to vote at the virtual Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

●	the election of four Class II directors to hold office for a three-year term and until their respective successors are duly elected and qualified or until such director’s earlier death, resignation or removal;
●	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024;
●	to approve, on an advisory basis, the compensation of our named executive officers;
●	to approve the amendment and restatement of our 2015 Equity Incentive Plan; and
●	any other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

How does the Board of Directors recommend I vote on these proposals?

Our Board of Directors recommends a vote:

1.	“FOR” the election of Mary Ziping Luo, Howard Lee, Michael A, Zasloff and Gayle Deflin as Class II directors;
2.	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024;

3.	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and
4.	“FOR” the approval of the amendment and restatement of our 2015 Equity Incentive Plan.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 5, 2024, the record date, may vote at the Annual Meeting. As of the record date, there were 48,865,938 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote at the Annual Meeting.

Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

A complete list of these stockholders will be available at our corporate offices at 11570 6th Street, Rancho Cucamonga, California 91730 during regular business hours or on our website for ten days prior to the Annual Meeting. A stockholder may examine the list for any purpose germane to the Annual Meeting.

How many votes are needed for approval of each proposal?

●	Proposal No. 1: Each director to be elected by the stockholders of the corporation shall be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present or represented by proxy at the Annual Meeting at which a quorum is present and entitled to vote thereon. “Majority of the votes cast” means that the number of votes cast “for” a candidate for director exceeds the number of votes cast “against” that director. Stockholders will be given the choice to cast votes “for” or “against” the election of each director or to “abstain” from such vote. Please note that abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.
●	Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting at which a quorum is present and entitled to vote thereon. Please note that abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

●	Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers, requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting at which a quorum is present and entitled to vote thereon. Please note that abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal. Although the advisory vote is non-binding, our Board of Directors values stockholders’ opinions. The compensation committee will review the results of the vote and, consistent with our record of stockholder responsiveness, consider stockholders’ comments and concerns and take into account the outcome of the vote when considering future decisions concerning our executive compensation program.
●	Proposal No. 4: The approval of the amendment and restatement of our 2015 Equity Incentive Plan requires the affirmative vote of a majority of the voting power of the shares presented or represented by proxy at the Annual Meeting at which a quorum is presented and entitled to vote thereon. Please note that abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence (including by proxy) of a majority of the voting power of our capital stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes will be counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, you can vote in one of the following ways:

●	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 2, 2024 (have your proxy card in hand when you visit the website);
●	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);
●	by completing and mailing your proxy card (if you received printed proxy materials) so that it is received no later than June 2, 2024; or
●	by voting at the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/AMPH2024

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. If you are a street name stockholder, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

●	entering a new vote by Internet or by telephone;
●	returning a later-dated proxy card;
●	notifying the Corporate Secretary of Amphastar Pharmaceuticals, Inc., in writing, at Amphastar Pharmaceuticals, Inc., 11570 6th Street, Rancho Cucamonga, California 91730; or
●	following the instructions at www.virtualshareholdermeeting.com/AMPH2024

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

Do I have to do anything in advance if I plan to attend the Annual Meeting?

The Annual Meeting will be a completely virtual meeting conducted via a live webcast. You are entitled to participate in the annual meeting only if you were a holder of our common stock as of the close of business on April 5, 2024 or if you hold a valid proxy for the Annual Meeting.

You will be able to attend the Annual Meeting online and submit your questions during the meeting www.virtualshareholdermeeting.com/AMPH2024 and entering your control number included in your Notice of Internet Availability Materials, on your proxy card or on the instructions that accompanied your proxy materials.

We encourage you to access the meeting prior to the start time. Online check-in will begin at 10:30 a.m. Pacific Time, and you should allow ample time for the check-in procedures.

How do I ask questions during the Annual Meeting?

You will be able to attend the Annual Meeting online and submit your questions during the meeting at www.virtualshareholdermeeting.com/AMPH2024 and entering your control number included in your Notice of Internet Availability Materials, on your proxy card or on the instructions that accompanied your proxy materials.

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Please be advised that questions regarding personal or other matters are not pertinent to meeting matters will not be answered.

How can I get help if I have trouble checking in or listening to the meeting online?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/AMPH2024.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board of Directors. Jack Yongfeng Zhang, Mary Ziping Luo, and William J. Peters have been designated as proxies by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 19, 2024 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Amphastar Pharmaceuticals, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on any other proposals, which are considered “non-routine” matters, absent directions from you.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to such Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Amphastar Pharmaceuticals, Inc.
Attention: Investor Relations
11570 6th Street
Rancho Cucamonga, California 91730

Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2025 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 20, 2024. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Amphastar Pharmaceuticals, Inc.
Attention: Corporate Secretary
11570 6th Street
Rancho Cucamonga, California 91730

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) brought before the meeting by the corporation and specified in the notice of meeting given by or at the direction of our Board of Directors, (ii) brought before the meeting by or at the direction of our Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder who (A) was a stockholder of record both at the time of giving the notice and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with all of the notice procedures set forth in our amended and restated bylaws.

To be timely for our 2025 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

●	not earlier than 8:00 a.m., Pacific time on February 3, 2025; and
●	not later than 5:00 p.m., Pacific time on March 5, 2025.

In the event that the date of our 2025 annual meeting of stockholders has been changed by more than 25 days from the one-year anniversary of the Annual Meeting, then to be timely such notice must be received by the Secretary at the principal executive offices of the Company:

●	no earlier than 8:00 a.m., Pacific time on the 120th day prior to the day of our 2025 annual meeting;
●	no later than 5:00p.m., Pacific time, on the later of the 90th day prior to the day of the annual meeting; or
●	if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the annual meeting was first made by the Company.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

In addition to satisfying the foregoing notice requirements under our amended and restated bylaws, to comply with universal proxy rules, under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act, no later than April 4, 2024.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board of Directors and should be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance-Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board of Directors, which is currently composed of ten members. Six of our current directors are independent within the meaning of the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”). Our Board of Directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following table sets forth the names, ages as of April 5, 2024, and certain other information for each of the director nominees and the continuing members of our Board of Directors.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
Mary Ziping Luo	II	74	Chief Operating Officer, Chief Scientist and Chairman of the Board of Directors	1996	2024	2027
Howard Lee (1)(3)	II	62	Director	2008	2024	2027
Michael A. Zasloff (2)(3)	II	78	Director	2005	2024	2027
Gayle Deflin (1)	II	61	Director	2021	2024	2027
Continuing Directors
Jack Yongfeng Zhang	III	77	Chief Executive Officer, President, Chief Scientific Officer and Director	1996	2025	—
Richard Prins (1)(2)	III	67	Lead Independent Director	2002	2025	—
Diane G. Gerst (3)	III	64	Director	2019	2025	—
Floyd F. Petersen (2)	I	80	Director	2004	2026	—
Jacob Liawatidewi	I	50	Executive Vice President of Sales and Marketing, Executive Vice President of Corporate Administration Center, President of Amphastar France Pharmaceuticals, S.A.S., and Director	2022	2026	—
William J. Peters	I	56	Chief Financial Officer, Executive Vice President of Finance, Treasurer, President of International Medication Systems, Limited, and Director	2022	2026	—
(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Nominees for Director

Mary Z. Luo, Ph.D. co-founded our Company in 1996 and has served as our Chief Operating Officer and chairman of our Board of Directors since our inception and as Corporate Secretary from 1997 to April 2004. Dr. Luo has also served as our Chief Scientist since 2005. Dr. Luo co-founded Applied Physics & Chemistry

Laboratories, Inc., or APCL, a full service chemical analytical laboratory, in May 1989, where she held the position of Chief Operating Officer. Dr. Luo is a professor emeritus of chemistry at California State Polytechnic University, Pomona and is named as the inventor on several U.S. and foreign patents. Dr. Luo received a Ph.D. in chemistry from Princeton University and was a Post-Doctoral Research Associate at the California Institute of Technology.

We believe Dr. Luo’s experience in the pharmaceutical industry and as one of our founders qualifies her to serve on our Board of Directors.

Howard Lee, Ph.D. has served as a member of our Board of Directors since August 2007. He previously served as a member of the board of our subsidiary, IMS, from 1998 to 2002 and on our Board of Directors from 2002 to 2004. Dr. Lee has served as the Chairman and Chief Executive Officer of TAHO Pharmaceuticals, Ltd., a drug development company with a transdermal technology platform based in Taiwan since January 2020. Previously, Dr. Lee was the partner at the CID Group, a prominent investment group in the greater China area from March 2012 to January 2020. From 2009 to 2010 he was the Chief Investment Officer at UniMed Venture Management Inc., a biotech venture capital firm. Prior to joining UniMed in July 2009, he was a Managing Director at Silver Biotech Management, Inc. from July 2006 to June 2009. Dr. Lee served as President and CEO of CDIB Biotech USA Investment Co. Ltd. from 2000 to 2006 and as Vice President of China Development Industrial Bank, an investment bank in Taiwan, from October 1995 to June 2006. Dr. Lee earned his B.Sc. at Fu-Jen University (Taiwan), his M.Sc. and Ph.D. degrees in chemistry from the University of Southern California in Los Angeles and completed his postdoctoral research at the Loker Hydrocarbon Research Institute of the University of Southern California.

We believe Dr. Lee’s experience in biotech venture capital consulting qualifies him to serve on our Board of Directors.

Michael A. Zasloff, M.D., Ph.D. has served as a member of our Board of Directors since October 2005 and previously served as our lead independent director from January 2016 to April 2019. Dr. Zasloff has been the Professor of Surgery and Pediatrics at the Georgetown University School of Medicine since 2002, and currently serves as Scientific Director of the MedStart – Georgetown Transplant Institute. In 2016 Dr. Zasloff founded Enterin, Inc., a biopharmaceutical company developing therapeutics for Parkinson’s disease and other neurodegenerative disorders, where he serves as Director and Chief Scientific Officer. Dr. Zasloff served as the Dean of Research and Translational Science from 2002 until 2004. Between 2004 and 2007, Dr. Zasloff served as Vice President and Senior Analyst (Life Sciences) at Ferris, Baker Watts, Inc., or FBW. From 1992 to 2001 Dr. Zasloff served as Executive Vice President and Vice Chairman of Magainin Pharmaceuticals Inc., a biopharmaceutical company which he founded. From 1988 until 1992, Dr. Zasloff served as the Charles E.H. Upham Professor in the Department of Pediatrics and Genetics at the University of Pennsylvania School of Medicine, and Chief, Division of Human Genetics and Molecular Biology at The Children’s Hospital of Philadelphia. From 1982 until 1988, Dr. Zasloff was Chief of the Human Genetics Branch at the National Institutes of Child Health and Human Development, National Institutes of Health. Dr. Zasloff received a B.A. from Columbia College in biochemistry and holds an M.D., Ph.D. from the New York University School of Medicine.

We believe Dr. Zasloff’s expertise and experience in the biopharmaceutical industry qualifies him to serve on our Board of Directors.

Gayle Deflin has served as a member of our Board of Directors since June 2021. Ms. Deflin has been the Chief Financial Officer of LBMB, Inc. since 2014, and its subsidiaries Plasticolor Molded Products, Inc. and Chroma Graphics, Inc., both of which are automotive accessory manufacturers and distributors, since 2006. Prior to 2006, Ms. Deflin was at Apria Healthcare, a provider of home respiratory services from 2004 to 2006 as Vice President of Strategic Planning and Budgeting and Vice President of Billing Center Operations. From 2003 to 2004 she served as President and Chief Executive Officer of Ionian Technologies, a diagnostic start-up with biotechnology developed at the Keck Graduate Institute of Applied Life Sciences. Ms. Deflin worked in various positions at International Medication Systems Limited, including as its President, from 1989 until it was sold to Amphastar in 1998, and continued with Celltech Pharmaceuticals, the former owner of International Medication Systems, Limited, as President of MD Pharmaceuticals from 1996 to 2002 and Senior Vice President, Business Support Services of Celltech Pharmaceuticals from 2000 to 2002. Ms. Deflin holds a B.S. in Business Administration (Accounting and MIS) from Bowling Green State University and an M.B.A from the Drucker School of Management at Claremont Graduate University.

We believe that Ms. Deflin’s past experience and expertise in the field of pharmaceuticals and retail consumer products, as well as her operational management experience qualifies her to serve on our Board of Directors.

Continuing Directors

Jack Yongfeng Zhang, Ph.D. co-founded our Company in 1996 has served as our Chief Executive Officer and a member of our Board of Directors since our inception and was re-appointed as our President in April 2020, after serving as President from 1996 until June 2013. Dr. Zhang has also served as our Chief Scientific Officer since 2005. Dr. Zhang co-founded APCL, a full service chemical analytical laboratory, in May 1989, where he held the position of President until October 2002. Dr. Zhang is named as the inventor on several U.S. and foreign patents. He received a Ph.D. in chemistry from the State University of New York at Stony Brook and was a Post-Doctoral Research Associate at the California Institute of Technology.

We believe Dr. Zhang’s expertise and experience in the pharmaceutical industry and as one of our founders qualifies him to serve on our Board of Directors.

Richard Prins has served as our lead independent director since April 2019 and as a member of our Board of Directors since February 2002. Since 2008, Mr. Prins has been a private investor and currently serves as lead investor and Chairman of EPH4, LLC. He is also involved in various charitable organizations. Mr. Prins served in various volunteer roles at Advancing Native Missions since 2004 including as a board member, Head of Operations and Stewardship, and as interim CEO. He has also served as a director of IGC Pharma, Inc., a biopharmaceutical company, since 2007, and as chairman of its board since 2012. Mr. Prins was the Director of Investment Banking for FBW, from 1996 until June 2008 when FBW was acquired by Royal Bank of Canada. Prior to FBW, Mr. Prins was a Managing Director from July 1988 to April 1996 at Crestar Bank (now Truist Bank) in charge of mergers and acquisitions. Mr. Prins began his career in 1983 as the Assistant to the Chairman of the leverage buyout company, Tuscarora Corp., where he held various positions until July 1988. Mr. Prins received a B.A. in liberal arts from Colgate University and an M.B.A. from Oral Roberts University.

We believe that Mr. Prins’ experience in corporate finance and investment banking qualifies him to serve on our Board of Directors.

Diane G. Gerst has served as a member of our Board of Directors since June 2019. She previously served as our Executive Vice President of Quality Assurance and Regulatory Affairs from June 2015 until February 2018 and also served as the President of Amphastar Nanjing Pharmaceuticals Inc., one of our subsidiaries, from March 2014 until February 2018. From August 2013 to June 2015, Ms. Gerst served as our Corporate Senior Vice President of Quality Assurance. She served as Corporate Vice President of Quality Assurance from August 2003 until her promotion to Senior Vice President in August 2013 and as Vice President of Regulatory Affairs from June 2001 to July 2002. Prior to joining us, Ms. Gerst held various management level positions in regulatory and quality including eight years at Braun-McGaw and seven years at IMS. Ms. Gerst received a B.A. from the University of California, Berkeley.

We believe that Ms. Gerst is qualified to serve on our Board of Directors because of her perspective, experience and leadership as a former executive of our Company.

Floyd F. Petersen has served as a member of our Board of Directors since August 2004. From 1986 to until his retirement in August 2014, Mr. Petersen served as an Assistant Professor of Biostatistics at Loma Linda University Schools of Public Health, Medicine, and Nursing. From 1990 to 2010, Mr. Petersen served as Director of the Loma Linda University Health Research Consulting Group, which consults on health research study design and data analysis. Mr. Petersen was a member of the Loma Linda, California City Council from 1990 to 2010 and served as the Mayor of Loma Linda from 1996 to 2006. Mr. Petersen earned an M.P.H. from Loma Linda University with concentrations in Biostatistics and Health Administration.

We believe that Mr. Petersen’s years of experience in scientific academia and consulting qualifies him to serve on our Board of Directors.

Jacob Liawatidewi has served as a member of our Board of Directors since August 2022, Executive Vice President of Sales and Marketing and Executive Vice President of Corporate Administration Center since May 2020, President of Amphastar France Pharmaceuticals, S.A.S. (a wholly-owned subsidiary of Amphastar) since December 2020, and Corporate Secretary since June 2013. Mr. Liawatidewi served as Senior Vice President of Corporate Administration Center and Senior Vice President of Sales and Marketing from March 2014 and December 2013, respectively, until his promotion to Executive Vice President. Mr. Liawatidewi served as Vice President of Sales and Marketing from August 2012 until his promotion to Senior Vice President. From August 2005 to August 2012, Mr. Liawatidewi was our Associate Vice President of Sales and Marketing. From joining us in June 1997 to August 2005, Mr. Liawatidewi held various roles in our business development, sales and marketing department. Mr. Liawatidewi received a B.S. in Biology from California State University of Fresno in 1996, an M.B.A. from National University in 2014, and an E.J.D. from Concord Law School in 2022.

We believe that Mr. Liawatidewi’s executive experience extensive knowledge of our business qualifies him to serve on our Board of Directors.

William J. Peters has served as a member of our Board of Directors since August 2022, our Chief Financial Officer, Executive Vice President and Treasurer since May 2021 and was our Chief Financial Officer, Senior Vice President and Treasurer since April 2014, and as our President of International Medication Systems, Limited (a wholly-owned subsidiary of Amphastar) since March 2016. Mr. Peters previously served as Chief Financial Officer of Hi-Tech Pharmacal Co., Inc., or Hi-Tech, from May 2004 to April 2014. From September 2003 to May 2004 he was Vice President of Corporate Development at Hi-Tech. From 2001 to 2003 Mr. Peters was the Director, Financial Evaluations for the Medco Health Solution subsidiary of Merck & Co., Inc., or Merck & Co., and during his seven year career at Merck & Co., he also served in several positions of increasing responsibility. He began his career in General Electric’s Financial Management Program, at its Aerospace division, where he later held positions in financial analysis and internal auditing. He earned an M.B.A. from The Wharton School of Business, of the University of Pennsylvania and a B.S. in Business Administration from Bucknell University.

We believe that Mr. Peters’ executive experience and expertise as a financial professional at pharmaceutical companies including as our Chief Financial Officer qualifies him to serve on our Board of Directors.

Director Independence

Our common stock is listed on the Nasdaq Global Select Market. Under the listing standards of Nasdaq, independent directors must comprise a majority of a listed company’s Board of Directors. In addition, the listing standards of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent. While the listing standards of Nasdaq do not require a nomination committee, the functions normally undertaken by a nomination committee must, in most cases, be performed by independent directors. Under the listing standards of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that listed company’s Board of Directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of Nasdaq. In addition, compensation committee members must also satisfy the independence criteria set forth under the listing standards of Nasdaq.

Our Board of Directors has undertaken a review of the independence of each director nominee and director. Based on information provided by each director nominee and director concerning his or her background, employment and affiliations, our Board of Directors has determined that Messrs. Petersen and Prins, Drs. Lee and Zasloff, Mses. Gerst and Deflin do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of Nasdaq. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director nominee and director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director nominee and director, and the transactions involving them described in the section titled “Related Person Transactions.”

Board Leadership Structure

We believe that the current structure of our Board of Directors and its committees is appropriate and provides for strong overall management of our Company. While the Chairman of our Board of Directors and our Chief Executive Officer roles are separate, our current Chairman, Mary Ziping Luo, is not independent under the listing standards of Nasdaq as she is an employee of our Company. Our Board of Directors believes that, given the perspective and experience Dr. Luo brings as one of our founders, Dr. Luo’s service as our Chairman is nonetheless appropriate and is in the best interests of our Board of Directors, our Company and our stockholders.

Our Chief Executive Officer and President, Jack Yongfeng Zhang, is responsible for setting the strategic direction of our Company, the general management and operation of the business and the guidance and oversight of senior management. In her capacity as Chief Operating Officer and Chief Scientist, Dr. Luo is responsible for operation of the business and the guidance and oversight of senior management. In her capacity as Chairman of our Board of Directors, Dr. Luo monitors the content, quality and timeliness of information sent to our Board of Directors and is available for consultation with our Board of Directors regarding the oversight of our business affairs.

Family Relationships

Dr. Zhang, our Chief Executive Officer, President, Chief Scientific Officer and a director, and Dr. Luo, our Chief Operating Officer, Chief Scientist and Chairman, are husband and wife.

Board Diversity Matrix

The following matrix summarizes voluntary disclosure of diversity characteristics of our Board of Directors:

Board Diversity Matrix (As of April 5, 2024)
Total Number of Directors	10
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	7	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	3	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	3
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	1

ESG Board Oversight Framework

Our Board of Directors assesses and evaluates our overall environmental, social, and governance (“ESG”) strategy and how ESG integrates into our long-term strategy. At the committee level, our nominating and corporate governance committee is primarily responsible with respect to board diversity. Our compensation committee oversees the integration of our ESG strategy and policies into our executive compensation plans. Our audit committee oversees the processes and controls that ensure the accuracy and consistency of our ESG disclosures, including information security. Our Board of Directors receives reports from the committees on these ESG matters and considers them in the context of our overall ESG risk management, messaging, and disclosures.

Board Meetings and Committees

During our fiscal year ended December 31, 2023, our Board of Directors held seven (7) meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. All ten incumbent directors attended our 2023 annual meeting of stockholders.

Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our Board of Directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our Board of Directors.

Audit Committee

Our audit committee currently consists of Ms. Deflin, who is the chair of the committee, Dr. Lee and Mr. Prins, each of whom is independent in accordance with the Nasdaq and SEC standards. Ms. Deflin is an “audit committee financial expert” as the term is defined under SEC regulations. The audit committee operates under a written charter. The functions of the audit committee include assisting our Board of Directors in oversight of:

●	our accounting and financial reporting processes and internal controls;
●	the audit and integrity of our financial statements;
●	our compliance with applicable law;
●	the engagement of, qualifications, independence and performance of our independent auditors;
●	the review of the Company’s enterprise risks and management’s plans to address such risks; and
●	the implementation and performance of our internal audit function.

Both our independent registered accounting firm and internal financial personnel regularly meet with our audit committee and have unrestricted access to the audit committee.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our audit committee is available on the Corporate Governance portion of our website at http://ir.amphastar.com/corporate-governance/highlights. During 2023, our audit committee held five (5) meetings.

Compensation Committee

Our compensation committee currently consists of Mr. Prins, who is the chair of the committee, Dr. Zasloff and Mr. Petersen, each of whom is independent in accordance with the Nasdaq standards. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee operates under a written charter. The functions of the compensation committee include:

●	oversee our compensation policies, plans, benefits programs, and overall compensation philosophy;

●	assisting our Board of Directors in discharging its responsibilities related to overseeing compensation of our CEO and executive officers and evaluating and recommending the executive compensation plans, policies and programs;
●	administering our incentive compensation plans, equity compensation plans, and such other plans as designated from time to time by our Board of Directors.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our compensation committee is available on the Corporate Governance portion of our website at http://ir.amphastar.com/corporate-governance/highlights. During 2023, our compensation committee held three (3) meetings.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Ms. Gerst, who is the chair of the committee, Drs. Lee and Zasloff, each of whom is independent in accordance with the Nasdaq standards. The nomination committee operates under a written charter. The functions of the nomination committee include:

●	reviewing the qualifications of, and recommending to the Board of Directors, proposed nominees for election to the Board of Directors and its committees, consistent with criteria approved by the Board of Directors;
●	developing, evaluating and recommending to the Board of Directors corporate governance practices applicable to us; and
●	facilitating the annual performance review of the Board of Directors and its committees.

Our nomination committee operates under a written charter that satisfies the requirements for directors performing nominating functions under the listing standards of Nasdaq. A copy of the charter of our nomination committee is available on the Corporate Governance portion of our website at http://ir.amphastar.com/corporate-governance/highlights. During 2023, our nominating and corporate governance committee held four (4) meetings.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or has ever been one of our officers or employees. None of our executive officers serves, or in the past has served, as a member of the compensation committee or on the Board of Directors of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. While our board has not established minimum qualifications for board members, some of the factors that our nominating and corporate governance committee considers in assessing director nominee qualifications include, the existing size and composition of our Board of Directors, the number and qualification of candidates, the benefit of continuity on the Board of Directors and the relevance of the candidate’s background and experience to the issues we face. Our nominating and corporate governance committee relies upon various criteria for board membership, which may include, without limitation, that a candidate: be of the highest ethical character; exhibit sound business judgment; preserve the confidentiality of materials given or presented to the board and not use such materials for personal gain; has demonstrated leadership and significant experience in an area of endeavor relevant to our business; comprehend the role of a public company director (particularly the fiduciary obligations to us and our stockholders); understand our business and industry and keep informed on our operations; disclose to other directors any potential conflicts of interest (and if appropriate, refrain from voting on certain matters); dedicate sufficient time to our business, including attendance at meetings of the Board of Directors or committees on which he or she serves and stockholder meetings (and prepare for such meetings as required and appropriate); be independent of any particular constituency and not engaged in any activity adverse to us or in conflict with our interests (including, without limitation, service on the board or in the management of a competing company) and thus be able to represent all of our stockholders; and demonstrate a willingness toward free and open exchange of ideas and opinions, and exercise balance, fitness, care and due and independent deliberation in the decision-making process.

Qualification and backgrounds of the directors as a whole should provide the proper breadth of knowledge, abilities and experience to appropriate composition of the board. Although our nominating and corporate governance committee does not have specific requirements with respect to board diversity, it believes that our board should be a diverse body, considering such factors as gender, race, ethnicity and experience, area of expertise, potential conflicts of interest and other commitments and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board of Directors. Re-nomination of existing directors will not be viewed as automatic, but rather will be based on continuing qualification using the criteria set forth above.

Our nominating and corporate governance committee considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full Board of Directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders, provided that (i) any recommending stockholder must have continuously held at least $2,000 in market value, or 1%, of the Company's securities entitled to be voted on the proposal at the meeting for at least one year by the date you submit the proposal, and (ii) such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above.

Any nomination should be sent in writing to our Corporate Secretary at Amphastar Pharmaceuticals, Inc., 11570 6th Street, Rancho Cucamonga, California 91730. To be timely for our 2025 annual meeting of stockholders, our Secretary must receive the nomination no earlier than February 3, 2025 and no later than March 5, 2025.

Communications with the Board of Directors

Interested parties wishing to communicate with our Board of Directors or with an individual member or members of our Board of Directors to provide comments, to report concerns, or to ask a question, at the following address:

Amphastar Pharmaceuticals, Inc.
Attention: Corporate Secretary
11570 6th Street
Rancho Cucamonga, California 91730

You may submit your concerns anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.

Communications are distributed to the Board of Directors, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Amphastar Pharmaceuticals, Inc. Board of Directors has requested that certain items which are unrelated to the duties and responsibilities of the Board of Directors should be excluded, such as:

●	Product complaints
●	Product inquiries
●	New product suggestions
●	Resumes and other forms of job inquiries
●	Surveys
●	Business solicitations or advertisements

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

You may also communicate online with our Board of Directors as a group on our website at http://ir.amphastar.com/corporate-governance/contact-the-board.

Code of Conduct

We have adopted a code of conduct that applies to our officers, directors and employees, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. Our code of conduct is available on our website at http://ir.amphastar.com/corporate-governance/highlights. We intend to disclose any amendments of our code of conduct, or waivers of its requirements for directors or executive officers, on our website.

Annual Board and Committee Self-Assessments

Our Board of Directors and each committee conduct an annual self-assessment designed to determine whether the board and the committees are functioning effectively and to provide them with an opportunity to improve their effectiveness. The self-assessments enable directors to provide confidential feedback on a variety of topics ranging from Board and committee structure and composition, culture, responsibility and accountability of directors and individual directors. A summary of the results is presented to the board and each committee, which each consider ways in which effectiveness may be enhanced. While the formal board and committee self-evaluation is conducted on an annual basis, the directors share perspectives, feedback and suggestions year-round.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors has responsibility for the oversight of our risk management processes and, either as a whole or through our committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to mitigate or manage them. The risk oversight process includes receiving reports from committees of our Board of Directors and members of senior management to enable our Board of Directors to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic, cybersecurity and reputational risk.

The audit committee oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment and risk management. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the Board of Directors, corporate disclosure practices and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board or directors is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our Board of Directors as a whole.

Lead Independent Director

Recognizing the importance of strong independent oversight, effective April 2019, our Board of Directors appointed Richard Prins to serve as our lead independent director. As lead independent director, Mr. Prins presides over regularly scheduled executive sessions of our independent directors without management participation, serves as a liaison between our Chairman and CEO and the independent directors, disseminates information to the rest of the Board of Directors in a timely manner, and raises issues with management on behalf of the outside directors when appropriate. In addition, the lead independent director’s responsibilities include the following:

●	Building a productive relationship between the Board of Directors and the Chairman and CEO; and
●	Performing such other duties as the Board of Directors may from time to time designate

Non-Employee Director Compensation

Cash and Equity Compensation

We compensate non-employee members of the Board of Directors. Directors who are also employees do not receive cash or equity compensation for service on the Board of Directors in addition to compensation payable for their service as our employees. The non-employee members of our Board of Directors are reimbursed for travel, lodging and other reasonable expenses incurred in attending Board of Directors or committee meetings. Our directors receive equity grants annually at the fair market value of our common stock at the time of grant under our Amended and Restated 2015 Equity Incentive Plan (the “2015 Plan”).

The cash and equity components of our compensation policy for non-employee directors are set forth below:

Position	Annual Cash Retainer	Equity Grant
Base Fee	$55,000	$250,000

Lead Independent Director	25,000

Chairperson Fee
Audit Committee	25,000
Compensation Committee	20,000
Nominating and Corporate Governance Committee	12,500

Committee Member Fee
Audit Committee	12,000
Compensation Committee	10,000
Nominating and Corporate Governance Committee	6,000

Under our director compensation program, on the date of each annual meeting of our stockholders each outside director will receive an equity award with a grant date fair value of $250,000 comprised of 50% restricted stock units and 50% stock options which vest on the first anniversary of the date of grant, subject to continued service through the vesting date until the annual meeting the following year.

Compensation for 2023

The following table sets forth summary information concerning the compensation awarded to, paid to, or earned by the non-employee members of our Board of Directors for the fiscal year ended December 31, 2023:

Director	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Howard Lee	75,804	124,963	125,039	—	325,806
Floyd F. Petersen	65,000	124,963	125,039	—	315,002
Richard Prins	112,000	124,963	125,039	—	362,002
Michael A. Zasloff	71,000	124,963	125,039	—	321,002
Diane Gerst	64,696	124,963	125,039	—	314,698
Gayle Deflin	80,000	124,963	125,039	—	330,002
(1)	This amount reflects the aggregate grant fair value computed in accordance with ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on February 29, 2024.

The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2023.

Name	Aggregate Number of Stock Options Outstanding as of December 31, 2023		Aggregate Number of Stock Awards Outstanding as of December 31, 2023
Howard Lee	65,101	(1)	2,716	(2)
Floyd F. Petersen	81,780	(3)	2,716	(2)
Richard Prins	71,780	(4)	2,716	(2)
Michael A. Zasloff	81,780	(3)	2,716	(2)
Diane Gerst	31,554	(5)	2,716	(2)
Gayle Deflin	35,182	(6)	2,716	(2)
(1)	Includes (i) 58,085 shares subject to options which are fully vested and immediately exercisable and (ii) 7,016 shares subject to an option all of which vest on June 5, 2024.
(2)	The shares are represented by RSUs consisting of 2,716 shares which vest on June 5, 2024.
(3)	Includes (i) 74,764 shares subject to options which are fully vested and immediately exercisable and (ii) 7,016 shares subject to an option all of which vest on June 5, 2024.
(4)	Includes (i) 64,764 shares subject to options which are fully vested and immediately exercisable and (ii) 7,016 shares subject to an option all of which vest on June 5, 2024.
(5)	Includes (i) 24,538 shares subject to options which are fully vested and immediately exercisable and (ii) 7,016 shares subject to an option all of which vest on June 5, 2024.
(6)	Includes (i) 28,166 shares subject to options which are fully vested and immediately exercisable and (ii) 7,016 shares subject to an option all of which vest on June 5, 2024.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Board of Directors is currently composed of ten members. In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three staggered classes of directors. At the Annual Meeting, four Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in control of our Company.

Nominees

Our nominating and corporate governance committee has recommended, and our Board of Directors has approved, Mary Ziping Luo, Howard Lee, Michael A. Zasloff, and Gayle Deflin as nominees for election as Class II directors at the Annual Meeting. If elected, each of Drs. Luo, Lee and Zasloff and Ms. Deflin will serve as Class II directors until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified and our board will be composed of ten directors. Drs. Luo, Lee and Zasloff and Ms. Deflin each currently serve as a director of our Company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Drs. Luo, Lee and Zasloff and Ms. Deflin. We expect that Drs. Luo, Lee and Zasloff and Ms. Deflin will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our Board of Directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

Each director to be elected by the stockholders of the corporation shall be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present or represented by proxy at the Annual Meeting at which a quorum is present and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP (“EY”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2024. During our fiscal year ended December 31, 2023, EY served as our independent registered public accounting firm.

Notwithstanding the appointment of EY and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of Amphastar Pharmaceuticals, Inc. and its stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2024. Our audit committee is submitting the appointment of EY to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of EY, our Board of Directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our Company by EY for our fiscal years ended December 31, 2022 and 2023.

	2023	2022
	(In Thousands)
Audit Fees (1)	$4,828	$3,549
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	4	4
Total Fees	$4,832	$3,553
(1)	Audit Fees consist of professional services rendered in connection with the integrated audit of our annual consolidated financial statements and of our internal control over financial reporting, services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years and timely review of our quarterly consolidated financial statements. This category also includes advice on accounting matters that arose during the audit or the review of consolidated financial statements.
(2)	All Other Fees consist of fees related to accessing Ernst & Young LLP’s online research database.

Auditor Independence

In our fiscal year ended December 31, 2023, there were no other professional services provided by EY, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of EY.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to EY for our fiscal years ended December 31, 2022 and 2023 were for services that were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of EY requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting at which a quorum is present and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation committee or our Board of Directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the section titled “Executive Compensation” and in particular the information discussed in the section titled “Executive Compensation-Objectives and Philosophy of Our Executive Compensation Program” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion and other related disclosure.”

Vote Required

The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.

As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our Board of Directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2015 EQUITY INCENTIVE PLAN

We are asking our stockholders to approve an amendment and restatement of our 2015 Equity Incentive Plan (the “2015 Plan”) to extend the term of the 2015 Plan and make certain other changes. Based on our compensation committee’s recommendation, our Board of Directors approved this amendment and restatement of our 2015 Plan (the “Restatement”), subject to approval from our stockholders at our 2024 annual meeting of stockholders (the “Annual Meeting”).

Our 2015 Plan is scheduled to expire in March 2025. The term of our 2015 Plan will be extended indefinitely if our stockholders approve the Restatement, but our ability to grant incentive stock options will continue only through February 26, 2034. Our Board of Directors believes that our success depends on the ability to attract and retain the best available personnel for positions of substantial responsibility and that the ability to grant equity awards is crucial to recruiting and retaining the services of these individuals and to promote our success. If our stockholders do not approve the Restatement at the Annual Meeting, we may be unable to continue our equity incentive program after our 2015 Plan expires, which could prevent us from successfully attracting and retaining the highly skilled talent we need to succeed.

We are not asking stockholder to approve an increase to the number of shares of our common stock (“Shares”) reserved for issuance under the 2015 Plan as part of the Restatement. In addition to extending the term of the 2015 Plan, the following material changes are being made from the existing version of the 2015 Plan:

●	No Evergreen. The 2015 Plan will not include an “evergreen” provision, which means that no further automatic annual increases will be made to the 2015 Plan’s Share reserve. Any addition to the number of Shares reserved under the 2015 Plan will require approval of our shareholders.
●	No Repricing or Exchange of Awards. We will no longer be able to institute a program to reduce the exercise price of outstanding awards or to allow outstanding awards to be surrendered or canceled in exchange for new awards and/or cash.
●	No Dividend on Unexercised Options or SARs. No dividends or other distributions will be paid with respect to Shares that are subject to unexercised stock options or stock appreciation rights.
●	Dividends on Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares Not Paid Until Award Vests. The amended and restated 2015 Plan prohibits payment of dividends or distributions with respect to Shares subject to these awards before and unless the underlying Shares vest.
●	Limit on Non-Employee Director Compensation. The limitation on the compensation that non-employee directors may receive in any fiscal year of ours will be expanded to cover any compensation for service as a non-employee director. The limitation in the existing version of the 2015 Plan is limited to awards granted under the 2015 Plan and provides that in any given fiscal year, a non-employee director will not receive awards having a grant date fair value greater than $500,000 (increased to $750,000 in connection with her or her initial service), in each case as determined under U.S. generally accepted accounting procedures. The amended and restated 2015 Plan will provide that a non-employee director may not be paid compensation for service as a non-employee director that, in the aggregate, exceeds $500,000 for any fiscal year of ours (increased to $750,000 for the non-employee director for our fiscal year in which he or she joins our Board of Directors as a non-employee director).
●	Removal of Provisions Relating to the Section 162(m) “Performance-Based Compensation” Exemption. Because the “performance-based compensation” exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), was repealed effective for taxable years beginning after December 31, 2017, the per person limits on grants that may be made to any individual during any fiscal year and certain technical provisions in the 2015 Plan relating to compliance with the now inapplicable “performance-based compensation” exemption under Section 162(m) of the Code have been removed from the updated 2015 Plan.
●	Awards May Be Subject to Clawback. The 2015 Plan will add a clawback provision under which each award granted under the updated 2015 Plan will be subject to our clawback policy that is in effect when the award is granted and any clawback policy that we establish and/or amend to comply with applicable laws, and the administrator may require a participant to forfeit, return, or reimburse all or a portion of the award and any amounts paid under the award to comply with such clawback policy or applicable laws.
●	Extension of Plan’s Term. The amended and restated 2015 Plan will continue until terminated according to its terms, but incentive stock options may not be granted after the tenth anniversary of the date the Restatement is approved by our Board of Directors.

As of December 31, 2023, there were 6,777,943 Shares available for issuance through awards that may be granted under the 2015 Plan. We had outstanding, as of the same date, stock options covering approximately 7,532,933 Shares and approximately 920,376 unvested RSUs.

Our executive officers and directors have an interest in the approval of the Restatement because they are eligible to receive equity awards under the 2015 Plan.

Summary of the Amended and Restated 2015 Plan

The following paragraphs summarize the principal features of the 2015 Plan, as amended and restated through the Restatement, and its operation. However, this summary is not a complete description of the provisions of the amended and restated 2015 Plan and is qualified in its entirety by the specific language of the amended and restated 2015 Plan. A copy of the amended and restated 2015 Plan is provided as Appendix A to this proxy statement.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2015 EQUITY INCENTIVE PLAN.

Purpose of the 2015 Plan

The purposes of the 2015 Plan are to attract and retain the best available personnel, to provide incentives to individuals who perform services to the company, and to promote the success of our business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, stock bonuses, restricted stock units, performance units, performance shares and other stock or cash awards as the administrator (as defined below) may determine.

Shares Available for Issuance

Subject to the adjustment provisions contained in the 2015 Plan, the maximum aggregate number of shares of our common stock reserved for issuance under the 2015 Plan is (i) the 5,000,000 shares originally reserved under the 2015 Plan, plus (ii) the shares that were added to the 2015 Plan before the Restatement through the automatic annual increases described below (which will no longer occur under following the Restatement), and (iii) any shares subject to outstanding stock options or other awards that were previously granted under the 2002 Stock Option/Stock Issuance Plan or the 2005 Equity Incentive Award Plan (the “Prior Plans”) that, on or after the date the 2015 Plan originally became effective, expire or otherwise terminate without having been exercised in full and shares issued through awards granted under the Prior Plans that are forfeited to or repurchased by the company, with the maximum number of shares to be added under this clause (iii) from the

Prior Plans equal to 12,000,000 Shares. The Shares issuable under the 2015 Plan may be authorized, but unissued, or reacquired common stock.

Before the Restatement, the number of Shares available for issuance under the 2015 Plan was increased on the first day of each fiscal year beginning with the 2016 fiscal year, in an amount equal to the least of (i) 3,000,000 Shares, (ii) 2.5% of the outstanding Shares as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our Board of Directors determined.

If (i) any stock options or stock appreciation rights granted under the 2015 Plan expire or become unexercisable without having been exercised in full or are surrendered under an exchange program or (ii) unvested shares subject to or issued with respect to restricted stock, restricted stock units, performance shares, or performance units are forfeited to or repurchased by the company, then the expired, unexercised, forfeited, or repurchased shares subject to such award will become available for future grant or sale under the 2015 Plan. With respect to the exercise of stock appreciation rights, only shares actually issued under a stock appreciation right will cease to be available under the 2015 Plan. Shares used to pay the exercise or purchase price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2015 plan. Payment of cash rather than shares under an award will not result in reducing the number of shares available for issuance under the 2015 plan.

In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase or exchange of Shares or other securities or other change in the corporate structure affecting the Shares (other than ordinary dividends or other ordinary distributions), the administrator of the 2015 Plan, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2015 Plan, will adjust the number and class of shares that may be delivered under the 2015 Plan, and/or the number, class and price of shares of stock subject to outstanding awards, and the numerical Share limits in the 2015 Plan.

Administration

Our Board of Directors has delegated administration of the 2015 Plan to our compensation committee. Our Board of Directors and our compensation committee may further delegate administration of the 2015 Plan to any committee of the board or a committee of individuals satisfying applicable laws appointed by our Board of Directors or by a duly authorized committee of our Board of Directors in accordance with the terms of the 2015 Plan. In addition, our Board of Directors or such committees may delegate any of its assigned functions or day-to-day administration of the 2015 Plan to one or more individuals. For purposes of this summary of the 2015 Plan, the term “administrator” will refer to our Board of Directors, any committee designated to administer the 2015 Plan, or any such individual who has been delegated administrative authority. To make grants to certain officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934.

Subject to the terms of the 2015 Plan, the administrator has the authority to interpret and administer the 2015 Plan, such as the authority in its sole discretion to select the service providers who will receive awards; to determine the terms and conditions of awards; to approve forms of award agreements for use under the 2015 Plan; to modify or amend each award (subject to the restrictions of the 2015 Plan), including to accelerate vesting or waive forfeiture restrictions; to interpret the provisions of the 2015 Plan and outstanding awards; and to determine whether awards (other than options or stock appreciation rights) will be adjusted for dividend equivalents. The administrator may allow a participant to defer the receipt of payment of cash or delivery of shares that otherwise would be due to such participant. The administrator may make rules and regulations relating to the plan, including rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws, easing administration of the 2015 Plan, or for qualifying for favorable tax treatment under applicable non-U.S. laws. The administrator may temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with applicable laws, but such suspension must be lifted before the expiration of the maximum term and post-service exercisability period of an award, unless doing so would not comply with applicable laws. The administrator may make all determinations and take all actions deemed necessary or advisable for administering the 2015 Plan.

Limitations

The administrator may not institute an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have a higher or lower exercise price and/or different terms), awards of a different type and/or cash, (ii) which participants have the opportunity to transfer outstanding awards to a financial institution, or (iii) the exercise price of an outstanding award is reduced.

Dividends or other distributions payable with respect to shares subject to equity awards (including dividend equivalents) will not be paid before and unless the underlying shares vest. No dividends or other distributions will be paid with respect to shares that are subject to unexercised options or stock appreciation rights.

No portion of an award granted under the Plan (other than an automatic, nondiscretionary award granted to a non-employee director under the Company’s director compensation policy) may vest earlier than the one-year anniversary of such award’s date of grant, unless accelerated by reason of an award holder’s death or disability or a “change in control” (as defined in the 2015 Plan). However, awards may be granted to any service provider (or awards may be modified) without regard to such minimum vesting requirements to the extent such grants (or modifications) would not result in the issuance of an aggregate of more than 5% of the shares reserved for issuance under the Plan.

The 2015 Plan provides that, in any fiscal year, no non-employee director may be granted equity awards (the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting procedures) and be provided any cash retainers or annual or meeting fees for service as a non-employee director in amounts that, in the aggregate, exceed $500,000, except that such amount will be increased to $750,000 in the fiscal year of his or her initial service as a non-employee director. Any equity awards or other compensation provided to an individual while he or she was an employee, or while he or she was a consultant but not a non-employee director, will not count for purposes of this limitation.

Eligibility

Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the company or any parent or subsidiary corporation of the company, but all other types of awards may be granted to non-employee directors of the company and employees and consultants of the company or any parent or subsidiary corporation of the company. As of December 31, 2023, we had approximately 1,382 employees (including four employee directors), six non-employee directors, and seven consultants. As of the same date, the per share closing price of our common stock as quoted on the Nasdaq Global Select Market was $61.85.

Stock Options

Each option granted under the 2015 Plan will be evidenced by a written or electronic agreement between the company and a participant specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 2015 Plan.

The exercise price per share of each option may not be less than the fair market value of a share of our common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the company or any parent or subsidiary corporation of the company (a “10% stockholder”) must have an exercise price per share equal to at least 110% of the fair market value of a share on the date of grant. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. Generally, the fair market value of the common stock is the closing sales price of our stock as reported on the Nasdaq Stock Market or such other national securities exchange or automated inter-dealer quotation system on which the shares are listed.

The 2015 Plan provides that the administrator will determine the acceptable form(s) of consideration for exercising an option. An option will be deemed exercised when we receive the notice of exercise and full payment for the shares to be exercised, together with applicable tax withholdings.

Options will be exercisable at such times or under such conditions as determined by the administrator and set forth in the award agreement. The maximum term of an option will be specified in the award agreement. However, incentive stock options will have a maximum term of no more than 10 years, and an incentive stock option granted to a 10% stockholder must have a term that does not exceed 5 years.

The administrator will determine and specify in each award agreement, and solely in its discretion, the period of post-termination exercise applicable to each option following the participant’s cessation of service with the company. In the absence of such a determination by the administrator, the participant or his or her estate generally will be able to exercise the vested portion of an option for: (i) 3 months following his or her cessation of service for reasons other than death or disability and (ii) 12 months following his or her cessation of service due to death or disability.

Stock Appreciation Rights

A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. Each stock appreciation right granted under the 2015 Plan will be evidenced by a written or electronic agreement between the company and the participant specifying the exercise price and the other terms and conditions of the award, consistent with the requirements of the 2015 Plan.

The exercise price per share of each stock appreciation right may not be less than the fair market value of a share on the date of grant. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive an amount determined by multiplying: (i) the difference between the fair market value of a share on the date of exercise and the exercise price; by (ii) the number of exercised stock appreciation rights. We may pay the appreciation in cash, in shares, or in some combination thereof. The term of a stock appreciation right will be no more than 10 years from the date of grant. The terms and conditions relating to the period of post-termination exercise with respect to options described above also apply to stock appreciation rights.

Restricted Stock Awards

Awards of restricted stock are rights to acquire or purchase shares, which vest in accordance with the terms and conditions established by the administrator in its sole discretion. Each restricted stock award granted will be evidenced by a written or electronic agreement between the company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the 2015 Plan. Restricted stock awards may be subject to vesting conditions as the administrator specifies. The administrator may determine that an award of restricted stock will not be subject to any period of restriction and consideration for such award is paid for by past services rendered.

Unless the administrator provides otherwise, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed before the participant’s termination of service. The administrator may, in its sole discretion, reduce or waive any restrictions and may accelerate the time at which any restrictions will lapse or be removed.

Restricted Stock Units

The administrator may grant restricted stock units, which represent a right to receive cash or shares at a future date as set forth in the participant’s award agreement. Each restricted stock unit granted under the 2015 Plan will be evidenced by a written or electronic agreement between the company and the participant specifying the number of shares subject to the award and other terms and conditions of the award, consistent with the requirements of the 2015 Plan.

Restricted stock units will result in a payment to a participant only if the performance goals or other vesting criteria the administrator may establish are achieved or the awards otherwise vest. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator, in its discretion.

After the grant of a restricted stock unit award, the administrator, in its sole discretion, may reduce or waive any restrictions or vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed. A participant will forfeit any unearned restricted stock units as of the date set forth in the award agreement. The administrator in its sole discretion may pay earned restricted stock units in cash, shares of our common stock, or a combination of cash and shares.

Performance Units and Performance Shares

Performance units and performance shares may also be granted under the 2015 Plan. Each award of performance units or shares granted under the 2015 Plan will be evidenced by a written or electronic agreement between the company and the participant specifying the performance period and other terms and conditions of the award, consistent with the requirements of the 2015 Plan. Performance units and performance shares will result in a payment to a participant only if the performance goals or other vesting criteria the administrator may establish are achieved or the awards otherwise vest.

Earned performance units and performance shares will be paid, in the sole discretion of the administrator, in the form of cash, shares (which will have an aggregate fair market value equal to the earned performance units or shares at the close of the applicable performance period) or in a combination thereof. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator, in its discretion.

After the grant of a performance unit or performance share, the administrator will have the discretion to accelerate, reduce, or waive any performance objectives or other vesting provisions for such performance units or shares. Performance units will have an initial value established by the administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a share on the grant date. A participant will forfeit any performance shares or units that are unearned or unvested as of the date set forth in the award agreement.

Dividend Equivalents

A dividend equivalent is a credit payable in cash or shares, as determined by the administrator, to the account of a participant in an amount equal to the cash dividends paid on shares subject to an award. The administrator will have the discretion to provide in the participant’s award agreement that the participant will be entitled to receive dividend equivalents on shares subject to an award having a record date before the date on which the shares are settled or forfeited. The administrator will determine the terms and conditions of any dividend equivalents credited to an award under the 2015 Plan. In the event of a dividend or distribution paid in shares or any other adjustment made upon a change in the capital structure of the company, appropriate adjustments will be made to a participant’s award so that it represents the right to receive upon settlement any new, substituted or additional securities or other property (other than normal cash dividends) to which the participant would be entitled by reason of the shares issuable upon settlement of the award.

Transferability of Awards

Awards generally are not transferable other than by will or by the laws of descent or distribution.

Dissolution or Liquidation

In the event of the company’s proposed dissolution or liquidation, the administrator will notify each participant as soon as practicable before the effective date of such proposed transaction. An award will terminate immediately before consummation of such proposed action to the extent the award has not been previously exercised (in the case of options and stock appreciation rights) or vested (in the case of other awards).

Merger or Change in Control

The 2015 Plan provides that, in the event of a merger or change in control, each award will be treated as the administrator determines, including that each award be assumed or substantially equivalent awards substituted by the acquiring or succeeding corporation or its affiliate. The administrator will not be required to treat all awards, all awards held by a participant, all awards of the same type, or all portions of awards similarly.

If the successor corporation does not assume or substitute for an award (or a portion of an award), the participant will fully vest in and have the right to exercise the participant’s outstanding options and stock appreciation rights (or portions of such awards) that are not assumed or substituted for, all restrictions on restricted stock, restricted stock units, performance shares and performance units (or portions of such awards) not assumed or substituted for will lapse, and, with respect to such awards with performance-based vesting (or portions of such awards) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise by the administrator or under the applicable award agreement or other written agreement authorized by the administrator between the participant and the company or any of its subsidiaries or parents. In addition, if an option or stock appreciation right (or portion of such award) is not assumed or substituted for, the administrator will notify the participant in writing or electronically that the option or stock appreciation right (or its applicable portion) will be exercisable for a period of time determined by the administrator, in its sole discretion, and the option or stock appreciation right (or its applicable portion) will terminate upon the expiration of such period, unless specifically provided otherwise by the administrator or under the applicable award agreement or other written agreement authorized by the administrator between the participant and the Company or any of its subsidiaries or parents.

For awards granted to a non-employee director while such individual was a non-employee director, in the event of a change in control, the director will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met, in each case, unless specifically provided otherwise by the administrator or under the applicable award agreement or other written agreement authorized by the administrator between the participant and the Company or any of its subsidiaries or parents.

Forfeiture Events

The administrator may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. Each award will be subject to our clawback policy in effect as of the date the award is granted or any other clawback policy of ours, as may be established and/or amended from time to time to comply with applicable laws. The administrator may require a participant to forfeit, return or reimburse us all or a portion of the award and any amounts paid under the award, according to any applicable clawback policy or in order to comply with applicable laws.

Termination or Amendment

The 2015 Plan will continue in effect until terminated according to the terms of the 2015 Plan, but no incentive stock options will be granted after 10 years from the date the Restatement is approved by our Board of Directors. The administrator may amend, alter, suspend, or terminate the 2015 Plan at any time. However, no amendment may be made without stockholder approval to the extent approval is necessary or desirable to comply with any applicable laws. No amendment, alteration, suspension, or termination may impair the rights of any participant unless mutually agreed otherwise between the participant and the administrator.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2015 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change. The summary is not complete and does not discuss the tax consequences upon a participant’s death, or the income tax laws of any municipality, state, or non-U.S. country in which a participant may reside. Tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

A participant recognizes no taxable income for regular income tax purposes because of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the Shares acquired through the exercise the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Shares and the exercise price.

However, if the participant disposes of such Shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the Shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the Shares are disposed of in a transaction in which the participant would not recognize a loss (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the Shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the Shares or provide certain basis adjustments or tax credits.

Nonstatutory Stock Options

A participant generally recognizes no taxable income as the result of the grant of a nonstatutory stock option. However, upon exercising the option with respect to any Shares, the participant normally recognizes ordinary income equal to the amount that the fair market value of such Shares on such date exceeds the exercise price for such Shares. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the Shares acquired by exercising a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.

Stock Appreciation Rights

A participant generally recognizes no taxable income as the result of the grant of a stock appreciation right. However, upon exercising the stock appreciation right with respect to any Shares, the participant normally recognizes ordinary income equal to the amount that the fair market value of such Shares on such date exceeds the exercise price for such Shares. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the Shares acquired by exercising a stock appreciation right, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.

Restricted Stock Awards

A participant acquiring Shares of restricted stock generally will recognize ordinary income equal to the amount that the fair market value of the Shares on the vesting date exceeds the purchase price paid by the participant for such Shares (if any). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, under Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty days after the date the Shares are acquired. Upon the sale of Shares acquired under a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will have to recognize ordinary income equal to the fair market value of Shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any Shares received would be capital gain or loss.

Performance Shares and Performance Unit Awards

A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or unrestricted Shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any Shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2015 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, when vested, which may be before the compensation is actually or constructively received. Also, if an award subject to Section 409A violates Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income and potentially penalties and interest on such deferred compensation.

Tax Effect for Us

We generally will be entitled to a tax deduction in connection with an award under the 2015 Plan equal to the ordinary income realized by a participant when the participant recognizes such income (for example, the exercise of a nonstatutory stock option or the disqualifying disposition of Shares acquired through the exercise of an incentive stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.

THE SUMMARY ABOVE IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION ON PARTICIPANTS AND US WITH RESPECT TO AWARDS UNDER THE 2015 PLAN. IT IS NOT INTENDED TO BE COMPLETE AND MAY NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

New Plan Benefits

The number of awards that an employee, director or consultant may receive under the 2015 Plan is in the discretion of the administrator and therefore cannot be determined in advance. The following table sets forth (i) the aggregate number of Shares subject to options and restricted stock units (“RSUs”) granted under the 2015 Plan during 2023 to each of our named executive officers; our executive officers, as a group; our directors who are not executive officers, as a group; and all of our employees who are not executive officers, as a group, (ii) the weighted average per share exercise price of such options, and (iii) the dollar value of such RSUs based on the closing price of our common stock, as reported on the Nasdaq Global Select Market, on the date the RSUs were granted. No other types of awards were granted to such individuals during 2023.

Name of Individual or Group	Number of Shares Subject to Options	Weighted Average Per Share Exercise Price of Options	Number of RSUs	Dollar Value of RSUs
Jack Yongfeng Zhang Chief Executive Officer, President, Chief Scientific Officer and Director	171,488	$35.13	81,383	$2,858,985
William J. Peters Chief Financial Officer, Executive Vice President of Finance, Treasurer, President of International Medication Systems, Limited and Director	50,416	35.13	23,925	840,485
Mary Ziping Luo Chief Operating Officer, Chief Scientist and Chairman	72,278	35.13	34,301	1,204,994
Rong Zhou Senior Executive Vice President of Production and President of Amphastar Nanjing Pharmaceuticals, Co., Ltd	31,882	35.13	15,129	531,482
Jacob Liawatidewi Executive Vice President of Sales and Marketing, Executive Vice President of Corporate Administration Center and President of Amphastar France Pharmaceuticals, S.A.S.	26,873	35.13	12,752	447,978
All executive officers, as a group	352,937	35.13	167,490	5,883,924
All directors who are not executive officers, as a group	42,096	46.01	16,296	749,778
All employees who are not executive officers, as a group	361,419	35.25	171,086	6,030,896

Vote Required and Board of Directors Recommendation

The Restatement must be approved by a majority of the votes cast, meaning that the Restatement will be approved only if the number of votes “FOR” approval of the Restatement exceeds the number of votes “AGAINST” approval of the Restatement.

RECOMMENDATION

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2015 EQUITY INCENTIVE PLAN.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the Board of Directors comprised solely of independent directors as required by the listing standards of Nasdaq and rules and regulations of the SEC. The audit committee operates under a written charter approved by the Board of Directors, which is available on the Corporate Governance portion of our website at http://ir.amphastar.com/corporate-governance/highlights. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to our financial reporting process, our management is responsible for (1) establishing and maintaining internal controls and (2) preparing our consolidated financial statements. Our independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

●	reviewed and discussed the audited financial statements with management and EY;
●	discussed with EY the matters required to be discussed by the applicable requirements of Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees, and the SEC;
●	received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with EY its independence; and
●	discussed with EY critical audit matters included in their audit opinion.

In addition, the audit committee has regularly met separately with management and with EY, and further to the matters specified above, had discussed with EY the overall scope, plans, and estimated costs of its audits. The audit committee met with EY periodically to discuss the results of their examinations, the overall quality of our financial reporting, and their reviews of the quarterly financial statements.

Based on the audit committee’s review and discussions with management and EY, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the Board of Directors:

Gayle M. Deflin (Chairperson)
Howard Lee
Richard Prins

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 5, 2024. Officers are elected by our Board of Directors to hold office until their successors are elected and qualified.

Name	Age	Position
Jack Yongfeng Zhang, Ph.D	77	Chief Executive Officer, President, Chief Scientific Officer and Director
William J. Peters	56	Chief Financial Officer, Executive Vice President of Finance, and Treasurer; President of International Medication Systems, Limited, and Director
Mary Ziping Luo, Ph.D	74	Chief Operating Officer, Chief Scientist and Chairman of the Board of Directors
Rong Zhou	65	Senior Executive Vice President of Production Center; Executive Vice President of Scientific Affairs and President of Amphastar Nanjing Pharmaceuticals, Co., Ltd.
Jacob Liawatidewi	50	Executive Vice President of Sales and Marketing and Corporate Administration Center, President of Amphastar France Pharmaceuticals, S.A.S., Corporate Secretary, and Director

For biographies of Drs. Zhang and Luo, Messrs. Peters and Liawatidewi, please see “Board of Directors and Corporate Governance.”

Rong Zhou has served in various executive roles since joining us in October 1998, most recently as Senior Executive Vice President of Production Center since February 2023, Executive Vice President of Scientific Affairs since February 2023, and President of Amphastar Nanjing Pharmaceuticals, Co., Ltd. (a wholly-owned subsidiary of Amphastar) since February 2021. Mr. Zhou served as our Executive Vice President of Production Center from June 2015 until his promotion to Senior Executive Vice President, President of Armstrong Pharmaceuticals, Inc. (a wholly-owned subsidiary of Amphastar) from March 2014 to February 2023 and as our Senior Vice President of Scientific Affairs from August 2012 until his promotion to Executive Vice President. Mr. Zhou served as Corporate Vice President of Scientific Affairs from October 2001 until his promotion to Senior Vice President. Mr. Zhou received a B.S. in Chemical Engineering from the Fuzhou University and an M.S. from Youngstown State University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information related to our 2023 compensation program and related decisions for our named executive officers. For 2023, our named executive officers were:

●	Jack Yongfeng Zhang, Ph.D, our Chief Executive Officer, President, Chief Scientific Officer and Director;
●	William J. Peters, our Chief Financial Officer, Executive Vice President of Finance, and Treasurer;
●	Mary Ziping Luo, Ph.D, our Chief Operating Officer, Chief Scientist and Chairman of the Board of Directors;
●	Rong Zhou, our Senior Executive Vice President of Production Center; and
●	Jacob Liawatidewi, our Executive Vice President of Sales and Marketing and Corporate Administration Center.

Executive Summary

2023 Business Summary

We are a bio-pharmaceutical company that focuses primarily on developing, manufacturing, marketing and selling technically challenging generic and proprietary injectable, inhalation, and intranasal products, and insulin active pharmaceutical ingredient, or insulin API, products. We currently manufacture and sell over 25 products. We are currently developing a portfolio of generic products, biosimilar products, and proprietary products, which are in various stages of development and targets a variety of indications. We currently have four Abbreviated New Drug Applications (“ANDAs”) and one biosimilar insulin candidate on file with the FDA. Our primary strategic focus is to develop and commercialize products with high technical barriers to market entry. We are specifically focused on products that:

●	leverage our proprietary research and development capabilities;

●	require raw materials or active pharmaceutical ingredients, or API, for which we believe we have a competitive advantage in sourcing, synthesizing or manufacturing; and/or

●	improve upon an existing drug’s formulation with respect to drug delivery, safety and/or efficacy.

For 2023, we achieved strong sales growth and significantly improved business results on an adjusted non-GAAP earnings basis which provides context for stockholders reviewing our executive compensation disclosures, including:

●	Net Income: Our net income in 2023 was $137.5 million, compared to a net income of $91.4 million in 2022. Our non-GAAP adjusted net income increased to $175.7 million in 2023 from $103.2 million in 2022. For a reconciliation of the non-GAAP adjusted net income to GAAP net income for 2023 and 2022, see Annex A.
●	Sales: Our sales in 2023 were $644.4 million, which represented an increase of 29.1% from 2022.

Sales and net income were elements of our short-term incentive compensation plan for 2023. Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in

our Annual Report on Form 10-K filed with the SEC on February 29, 2024, for a more detailed discussion of our 2023 financial results.

Objectives and Philosophy of Our Executive Compensation Program

The objectives of our executive compensation program are to encourage high performance, promote accountability, align employee interests with the interests of the Company’s stockholders, and attract, develop, and retain talented leadership to serve the long-term best interest of the Company.

The following table identifies the components of our executive compensation program and the reasons for each:

Element	Reasons for Providing Element
Base Salary	Provides compensation for our named executive officers’ services based on their knowledge, skills, experience, duties, and responsibilities
Short-Term Incentive Compensation	Incentivizes and rewards the achievement of our annual financial and operational objectives and progress towards our long-term strategic goals
Long-Term Incentive Compensation	Aligns the interests of our named executive officers and stockholders and incentivizes and rewards long-term performance of the Company
Employee Benefits	Provide for our named executive officers’ health and well-being
Change-in-Control and Severance Benefits	Minimize any distractions to our named executive officers concerning termination of employment and/or a change in control and allow them to focus on their duties and responsibilities

At the 2023 annual meeting of our stockholders, we held a non-binding, stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders approved the compensation of our named executive officers, with approximately 98% of the votes cast in favor of our say-on-pay resolution. As our compensation committee, with the assistance of Mr. Peters and Mr. Liawatidewi, evaluated our executive compensation program for 2023, it was mindful of the strong support our stockholders expressed for our executive compensation program. Accordingly, for 2023, our compensation committee decided to retain our general approach to executive compensation.

Compensation-Setting Process

Role of Board, Compensation Committee and Chief Executive Officer

The compensation committee discharges the responsibilities of the Board of Directors relating to compensation of the Company’s executives, including by designing (in consultation with management or the board), recommending to the board for approval, and evaluating the compensation plans, policies and programs of the Company.

The compensation committee is responsible for overseeing the design of compensation programs that achieve the compensation objectives and philosophy described above. In each year, the compensation committee (i)

reviews our compensation philosophy and (ii) reviews and approves the compensation of our officers. The compensation committee also reviews and approves employment agreements and severance arrangements for our executive officers. The compensation committee also periodically reviews and oversees the administration of executive compensation and equity plans of the Company and makes recommendations to the Board of Directors as to administration and amendments to such plans. The compensation committee also establishes and periodically reviews policies concerning change of control payments and perquisites. The compensation committee alternatively may recommend for approval by the Board of Directors any component of executive compensation. For example, in 2023, our Board of Directors approved the grant of equity awards to our named executive officers, as discussed further below.

As part of the compensation committee’s annual review and approval of executive compensation, Mr. Peters and Mr. Liawatidewi make recommendations to the compensation committee regarding compensation for all executive officers based on individual and Company performance and prevailing market conditions. Based on its review of Mr. Peters’ and Mr. Liawatidewi’s recommendations and the input and data provided by the compensation committee’s independent compensation consultant, the compensation committee approves each component of each executive officer’s compensation. No executive officer participates in portions of any meetings during which decisions are made regarding the executive officer’s own compensation.

Role of Compensation Consultant

The compensation committee has the authority to retain any compensation and benefits consultants that the Committee believes to be necessary or appropriate. For 2023, the compensation committee retained Willis Towers Watson (“WTW”) to provide it with information, recommendations, and other advice relating to the compensation of our executive officers. WTW reports directly to the compensation committee. The compensation committee annually reviews the independence of its compensation consultant based on consideration of the factors specified in the SEC rules and Nasdaq listing standards, and during 2023, the compensation committee determined that its engagement of WTW did not present any conflicts of interest.

Peer Group Compensation Data

In making compensation decisions for our executive officers, the compensation committee reviews and analyzes competitive market practices using data drawn from a group of peer companies. In late 2022, our compensation committee requested the assistance of WTW in reviewing the appropriate peer group and related market data for evaluating our executive compensation program.

For the compensation decisions made by the compensation committee in 2023, our compensation peer group was made up of publicly-traded companies in the biotechnology and/or pharmaceuticals industries with annual revenue between $0.2 and $1.6 billion, earnings before interest, taxes, depreciation, and amortization between -$305 million and $341 million, net income between -$556 million and $366 million, a one-year total stockholder return between -79% and 35%, a three-year total stockholder return between -58% and 37%, and market capitalization between $351 million and $6.3 billion. To minimize disruption of the peer group, companies which are no longer in that range generally are replaced only when they have been outside that range for more than one year and there is a more appropriate replacement.

Based on these criteria, the peer group for the compensation decisions made by the compensation committee in 2023 was approved by the compensation committee in November 2022 and consisted of the following 17 companies:

Amarin Corporation plc.	Emergent BioSolutions Inc.	Pacira BioSciences, Inc.
ANI Pharmaceuticals, Inc.	FibroGen Inc.	PTC Therapeutics, Inc.
Coherus BioSciences, Inc.	Halozyme Therapeutics, Inc.	Supernus Pharmaceuticals, Inc.
Collegium Pharmaceuticals, Inc.	Intercept Pharmaceuticals, Inc.	Travere Therapeutics, Inc.
Corcept Therapeutics Inc.	Ionis Pharmaceuticals, Inc.	Vanda Pharmaceuticals, Inc.
Eagle Pharmaceuticals, Inc.	Ironwood Pharmaceuticals, Inc.

The above peer group reflects the following changes to the peer group from the peer group approved by the compensation committee in 2022: (a) the removal of Lannett Company, Inc., as it no longer fit within the sales parameters used for determining our peer companies and (b) the addition of Halozyme Therapeutics, Inc., as the compensation committee determined that these companies better fit within the sales parameters used for determining our peer companies and were better benchmarks to our business.

In February 2023, Mr. Peters and Mr. Liawatidewi presented to the compensation committee a proposal with respect to the compensation of our executive officers for 2023.

Mr. Peters’ and Mr. Liawatidewi’s proposal considered the compensation provided to similarly situated executive officers of our peer group companies and/or market compensation data in WTW’s 2022 Pharmaceutical and Health Sciences Executive Compensation Survey as reviewed by WTW. Based on how the Company compared to the companies in its peer group with respect to (i) revenue, (ii) earnings before interest, taxes, depreciation, and amortization, (iii) operating income, (iv) net income, (v) total shareholder return for the previous one, three, and five years, (vi) market capitalization, (vii) number of employees; (viii) whether the company manufactures a majority of its products sold; and (ix) the number of units manufactured and sold by the company, the proposal considered the compensation provided to similarly situated executives in relation to the 75th percentile. In the cases of Dr. Zhang and Mr. Peters, such compensation was determined by averaging (i) the compensation provided to similarly situated executives of our peer group at the 75th percentile and (ii) the compensation provided to similarly situated executives of the companies in the WTW survey in relation to the 75th percentile. In the case of Dr. Luo, because the WTW survey’s sample size for similarly situated executive officers was too low, Mr. Peters’ and Mr. Liawatidewi’s proposal considered only the compensation by our peer group companies. In the cases of Messrs. Zhou and Liawatidewi, because many of our peer group members were not manufacturers and the job titles of the top five most highly compensated employees at many of our peer companies did not match to their titles, Mr. Peters and Mr. Liawatidewi proposal considered the market compensation data from the WTW survey combined with the data from the executive officers who were presented as the fourth and fifth most highly compensated executive officers for companies in the peer group.

In the discussion below, references to “relevant market data” refer to the relevant compensation provided to similarly situated executive officers of our peer group companies and/or market compensation data from the WTW survey, as described above.

Components of Our Executive Compensation Program

The following sections provide a description of each component of our 2023 executive compensation program, discuss the rationale for each such component, and explain how the compensation committee determined the amounts of compensation and awards.

Base Salary

Mr. Peters’ and Mr. Liawatidewi’s proposal recommended a modest increase to the base salary of each of Messrs. Peters, Zhou, and Liawatidewi (retroactively effective to the beginning of 2023), which was an increase of approximately 5.0% to 12.0% from the named executive officer’s base salary for 2022, as indicated below. Since their base salaries were already above the 75th percentile of the relevant market data, no base salary increases were proposed in the cases of Drs. Zhang and Luo. Our named executive officers’ recommended base salaries ranged from -6.0% to 25.0% of the relevant base salaries under the relevant market data, as indicated below.

Named Executive Officer	2023 Base Salary	Difference from 2022 Base Salary	Difference from Relevant Market Data (75th Percentile)
Dr. Zhang	$898,000	0.0%	1.0%
Mr. Peters	$612,579	5.0%	8.0%
Dr. Luo	$732,002	0.0%	25.0%
Mr. Zhou	$517,358	12.0%	(6.0%)
Mr. Liawatidewi	$462,156	5.0%	(5.0%)

In February 2023, the compensation committee reviewed Mr. Peters’ and Mr. Liawatidewi’s proposal, and upon consideration of the proposed terms of our executive officers’ 2023 compensation, the relevant market data, and management’s performance in 2022, the compensation committee approved the base salaries for our named executive officers as recommended in Mr. Peters’ and Mr. Liawatidewi’s proposal.

Short-Term Incentive Compensation

We maintain an annual incentive compensation program pursuant to which our named executive officers are eligible to earn cash bonuses based on achievement of performance criteria established by the compensation committee at the beginning of the year. Mr. Peters’ and Mr. Liawatidewi’s proposed to our compensation committee a short-term incentive compensation program for 2023 consisting of the following three components: (i) performance-based bonus (“PBB”) opportunity, with the target PBB opportunities effective from March 2023 through March 2024, (ii) a general annual bonus opportunity for 2023, and (iii) a discretionary bonus opportunity, each as discussed further below.

In February 2023, the compensation committee reviewed Mr. Peters’ and Mr. Liawatidewi’s proposal, and upon consideration of the proposed terms of our executive officers’ 2023 compensation, the relevant market data, and management’s performance in 2022, the compensation committee approved the short-term incentive compensation opportunities for our named executive officers as recommended in Mr. Peters’ and Mr. Liawatidewi’s proposal.

General Annual Bonuses

For each of our named executive officers, the 2023 general annual bonus opportunity was based on progress towards our strategic goals and individual goals for the named executive officer. The maximum amount of the 2023 general annual bonus that each named executive officer could receive and the actual amount of the general annual bonus paid to each named executive officer are listed in the table below. General annual bonuses are paid upon approval by the compensation committee, after taking into account Dr. Zhang’s evaluation (or in the case of Dr. Zhang’s general annual bonus, the compensation committee’s evaluation) of progress that we had made on strategic goals and that the individual has made on personal goals.

Named Executive Officer	Maximum General Annual Bonus	Actual General Annual Bonus
Dr. Zhang	$310,847	$310,847
Mr. Peters	$188,832	$188,832
Dr. Luo	$225,232	$225,232
Mr. Zhou	$129,876	$129,876
Mr. Liawatidewi	$115,751	$115,751

Performance-Based Bonuses

Mr. Peters and Mr. Liawatidewi proposed, and the compensation committee approved, PBB opportunities for each named executive officer based on the achievement of various goals with respect to five performance metrics related to the Company’s sales, adjusted net income, filing ANDAs, New Drug Applications (“NDAs”) or biologics license applications (“BLAs”), approval of ANDAs or NDAs, and general corporate goals for the period from March 2023 through February 2024. These metrics were selected as the achievement of the goals would significantly contribute towards accomplishment of our financial and operational objectives for 2023 and our long-term strategic goals. Bonuses would be paid only if minimum thresholds were met, and bonuses would increase in size if performance hit target, stretch and super-stretch levels, as outlined in the tables below.

For each named executive officer’s minimum PBB, target PBB, stretch PBB, and super stretch PBB opportunities, the specific performance criteria and the amount payable upon the achievement of such criteria are listed on the following tables.

PBBs Performance Criteria
Performance Criteria	Minimum	Target	Stretch	Super Stretch
Sales Growth on Budget vs. 2022	1.0% - 5.0%	5.1% - 10.0%	10.1% - 15.0%	> 15%
Stock Price Appreciation 12/31/22 – 12/31/23	10%	15%	20%	25%
Filing of an ANDA, NDA, or BLA or BLA progress	1	2	3	> 3
Approval of ANDA or NDA	1	2	3	> 3
General Corporate Goals(1)	1	2	3	>3
(1)	The general corporate goals were (i) completion of the acquisition of BAQSIMI® with Eli Lilly & Company, (ii) increase in sales of BAQSIMI® upon completion of the acquisition compared to the forecast, (iii) successful completion of Phase III/pivotal clinical trials for any one of the diabetes product pipeline with good data to support ANDA/NDA/BLA filing, (iv) adjusted net income greater than $100.0 million (excluding BAQSIMI®), and (v) add four new products to pipeline.

PBB Opportunity for Achievement of Sales Growth on Budget vs. 2022
	Dr. Zhang	Mr. Peters	Dr. Luo	Mr. Zhou	Mr. Liawatidewi
Minimum PBB	$101,000	$49,000	$41,000	$21,000	$26,000
Target PBB	$126,000	$61,000	$51,000	$26,000	$32,000
Stretch PBB	$157,000	$77,000	$64,000	$32,000	$41,000
Super Stretch PBB	$189,000	$92,000	$77,000	$39,000	$49,000

PBB Opportunity for Stock Price Appreciation 12/31/22 – 12/31/23
	Dr. Zhang	Mr. Peters	Dr. Luo	Mr. Zhou	Mr. Liawatidewi
Minimum PBB	$101,000	$49,000	$41,000	$17,000	$26,000
Target PBB	$126,000	$61,000	$51,000	$21,000	$32,000
Stretch PBB	$157,000	$77,000	$64,000	$26,000	$41,000
Super Stretch PBB	$189,000	$92,000	$77,000	$31,000	$49,000

PBB Opportunity for Achievement of Filing of a qualifying ANDA, NDA, or BLA(2) or BLA Progress(3)
	Dr. Zhang	Mr. Peters	Dr. Luo	Mr. Zhou	Mr. Liawatidewi
Minimum PBB	$108,000	$20,000	$41,000	$29,000	$11,000
Target PBB	$135,000	$25,000	$51,000	$36,000	$14,000
Stretch PBB	$168,000	$31,000	$64,000	$45,000	$17,000
Super Stretch PBB	$202,000	$37,000	$77,000	$55,000	$21,000
(2)	A “qualifying ANDA, NDA or BLA” means any ANDA, NDA, or BLA (i) for which the U.S. sales is more than $20 million and is not on the U.S. market for the Company and (ii) is filed and accepted by the U.S. FDA.
(3)	Includes a positive pre-BLA meeting for an insulin product where the U.S. FDA agrees to a filing plan

PBB Opportunity for Approval of ANDA or NDA(4)
	Dr. Zhang	Mr. Peters	Dr. Luo	Mr. Zhou	Mr. Liawatidewi
Minimum PBB	$115,000	$20,000	$41,000	$29,000	$11,000
Target PBB	$144,000	$25,000	$51,000	$36,000	$14,000
Stretch PBB	$180,000	$31,000	$64,000	$45,000	$17,000
Super Stretch PBB	$216,000	$37,000	$77,000	$55,000	$21,000
(4)	Includes ANDAs or NDAs that were not being marketed.

PBB Opportunity for Achievement of General Corporate Goals
	Dr. Zhang	Mr. Peters	Dr. Luo	Mr. Zhou	Mr. Liawatidewi
Minimum PBB	$72,000	$20,000	$23,000	$21,000	$15,000
Target PBB	$90,000	$25,000	$29,000	$26,000	$19,000
Stretch PBB	$112,000	$31,000	$37,000	$32,000	$23,000
Super Stretch PBB	$135,000	$37,000	$44,000	$39,000	$28,000

In 2023, we achieved the following performance:

Performance Criteria	Achievement	Level of Achievement
Sales Growth on Budget vs. 2022	29.1%	Super Stretch
Stock Price Appreciation 12/31/22 – 12/31/23	120.7%	Super Stretch
Filing of an ANDA, NDA or BLA or BLA Progress	One Filing	Minimum
Approval of ANDA or NDA	One Approval	Minimum
General Corporate Goals:	4	Super Stretch
(i) completion of the acquisition of BAQSIMI® with Eli Lilly and Company,	Achieved
(ii) increase in sales of BAQSIMI® upon completion of the acquisition compared to the forecast,	Achieved
(iii) successful completion of phase III/pivotal clinical trials for any one of the diabetes product pipeline with good data to support ANDA/NDA/BLA filing,	Achieved
(iv) adjusted net income greater than $100.0 million (excluding BAQSIMI®, and	Achieved
(v) Add four new products to pipeline	Not achieved

As a result of the performance achievement set forth above, the following amounts of PBB became payable to our named executive officers:

PBBs achieved in 2023
Performance Criteria	Dr. Zhang	Mr. Peters	Dr. Luo	Mr. Zhou	Mr. Liawatidewi
Sales Growth on Budget vs. 2022	$189,000	$92,000	$77,000	$39,000	$49,000
Stock Price Appreciation 12/31/22 – 12/31/23	$189,000	$92,000	$77,000	$31,000	$49,000
Filing of a qualifying ANDA, NDA, or BLA or BLA Progress	$108,000	$20,000	$41,000	$29,000	$11,000
Approval of ANDA or NDA	$115,000	$20,000	$41,000	$29,000	$11,000
General Corporate Goals	$135,000	$37,000	$44,000	$39,000	$28,000
Total	$736,000	$261,000	$280,000	$167,000	$148,000

Special Bonuses

The compensation committee also established a special discretionary bonus pool of $500,000 under the short-term incentive compensation program for our named executive officers other than Dr. Zhang. The special bonuses could be awarded to such named executive officers for significant achievements not anticipated at the time the target and stretch PBB opportunities were set. Dr. Zhang was excluded because the compensation committee believed, that as the senior most executive of the Company with responsibility to lead the entire Company, Dr. Zhang should have an overall compensation package more heavily weighted toward compensation subject to pre-established performance criteria. For the other named executive officers, the compensation committee believed that the special bonuses were appropriate in order for the Company to recognize demonstrated leadership by such executive officers during the year beyond the parameters of any specific performance objective.

Based on Dr. Zhang’s recommendations, the compensation committee approved the following discretionary bonuses to the following named executive officers for 2023: (i) $59,000 for Mr. Peters, $42,200 for Dr. Luo, $30,000 for Mr. Zhou, and $44,500 for Mr. Liawatidewi, for their contribution towards the BAQSIMI® acquisition; and (ii) $35,400 for Mr. Peters, $42,200 for Dr. Luo, $50,000 for Mr. Zhou, and $35,600 for Mr. Liawatidewi for the completion of the 2029 convertible notes, advancement on our pipeline candidates, business development projects during the year, improving production efficiencies and exceeding glucagon sales goals for the year. The total amount of special bonuses paid to each named executive officer is as follows:

Named Executive Officer	Special Bonus Amount
Mr. Peters	$94,400
Dr. Luo	$84,400
Mr. Zhou	$80,000
Mr. Liawatidewi	$80,100
Total:	$338,900

Summary of Target Total Cash Compensation

For 2023, the total amount of short-term incentive compensation received by each named executive officer, each named executive officer’s total cash compensation and the target total cash compensation’s deviation from the relevant market data are as follows:

Named Executive Officer	Target Total Cash Compensation	Difference from Relevant Market Data (75th Percentile)
Dr. Zhang	$1,703,000	(7%)
Mr. Peters	985,000	5%
Dr. Luo	1,166,000	18%
Mr. Zhou	781,000	(8%)
Mr. Liawatidewi	687,000	(5%)

For each of the named executive officers, target total cash compensation included base salary and 70% of the target amount of the named executive officer’s PBB compensation to account for a potential to miss certain targets. Additionally, in the case of the named executive officers other than Dr. Zhang, the target total cash compensation included other cash compensation of $60,000 for Dr. Zhang, $45,000 for each of Mr. Peters and Dr. Luo, and $30,000 for each of Messrs. Zhou and Liawatidewi.

Long-Term Incentive Compensation

Under their proposal, Mr. Peters and Mr. Liawatidewi recommended that our named executive officers be granted an equal mix of stock options, which incentivize our named executive officers to create additional stockholder value since the stock options deliver value to them only if our stock price increases after the options are granted, and restricted stock units (“RSUs”), which help us retain our named executive officers by providing them with the certainty of receiving some value from their equity awards since the RSUs will never be out of the money. For the equity awards granted to our named executive officers, each equity award would vest annually in equal installments over a 4-year period from the date of grant, and each option would have a 10-year term and an exercise price per share equal to 100% of the fair market value of the Company’s common stock as of the date of the grant.

The amounts recommended by Mr. Peters and Mr. Liawatidewi were based on approximately 107% to 112% of the value of the equity awards granted to the named executive officers for 2022. The 7% - 12% increase was recommended due to the Company’s strong operating performance the prior year and to bring the executives closer to the 75th percentile. The compensation committee considered the mix and the intended value of the equity awards recommended by Mr. Peters and Mr. Liawatidewi, and agreed with Mr. Peters’ and Mr. Liawatidewi’s proposal.

The compensation committee approved the following equity awards for our named executive officers for 2023:

HIDDEN_ROW
Named Executive Officer	Intended Value of Options(1)	Intended Value of Restricted Stock Units(1)	Total Intended Value of Equity Awards(1)	Difference from Relevant Market Data (75th percentile)
Dr. Zhang	$2,859,027	$2,858,985	$5,718,012	(19%)
Mr. Peters	$840,529	$840,485	$1,681,014	(28%)
Dr. Luo	$1,205,010	$1,204,994	$2,410,004	(1%)
Mr. Zhou	$531,533	$531,482	$1,063,015	(41%)
Mr. Liawatidewi	$448,023	$447,978	$896,001	(32%)
(1)Values shown are as set forth in the Summary Compensation Table further below

The intended value of the equity awards for each named executive officer (other than Dr. Luo) was significantly below the 75th percentile of the relevant market data because Mr. Peters and Mr. Liawatidewi and the Compensation Committee believed that a 7% - 12% increase was sufficient to reward these executives for their current performance.

In February 2023, the compensation committee reviewed Mr. Peters’ and Mr. Liawatidewi’s proposal, and upon consideration of the proposed terms of our executive officers’ 2023 compensation, the relevant market data, and management’s performance in 2022, the compensation committee recommended to our Board of Directors that our named executive officers be granted the equity awards described in Mr. Peters’ and Mr. Liawatidewi’s proposal.

Accordingly, our Board of Directors approved the grant of the following equity awards in March 2023.

Named Executive Officer	Number of Shares Subject to Options	Number of Shares Subject to Restricted Stock Units
Dr. Zhang	171,488	81,383
Mr. Peters	50,416	23,925
Dr. Luo	72,278	34,301
Mr. Zhou	31,882	15,129
Mr. Liawatidewi	26,873	12,752

In determining the number of shares covered by the equity awards granted in 2023, the intended value of each equity award was translated into a number of shares by: (i) with respect to restricted stock units, dividing the dollar amount by the closing price of our common stock the date of grant; and (ii) with respect to stock options, dividing the dollar amount by the Black-Scholes value of the option.

Employee Benefits

Our named executive officers are only eligible to receive the same benefits as our other employees, which include medical, and dental insurance, a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code, and other plans and programs, including the 2014 Employee Stock Purchase Plan, made available to other eligible employees. We provide a matching contribution under the Section 401(k) plan that is applicable to all eligible participants, including our named executive officers.

In December 2019, we established a non-qualified deferred compensation plan. The deferred compensation plan allows certain eligible participants, including each of our named executive officers, to defer a portion of their cash compensation and provides a matching contribution at the discretion of the Company. The plan obligations are payable upon retirement, termination of employment and/or certain other times in a lump-sum distribution or in installments, as elected by the participant in accordance with the plan. Participants can allocate their deferred compensation amongst various investment options with earnings accruing to the participant. The Company has established a Rabbi Trust to fund the plan obligation and to hold the plan assets. Eligible participants began contributing to the plan in January 2020. Our compensation committee believes that the deferred compensation plan is appropriate as part of the overall compensation package for senior members of management.

In February 2023, Mr. Peters and Mr. Liawatidewi recommended, and the compensation committee approved the reimbursement of automobile related expenses, life and disability insurance, tax preparation expenses, health insurance, dental insurance, and medical expenses of up to the following amounts: (i) $60,000 for Dr. Zhang; (ii) $45,000 for Mr. Peters; (iii) $45,000 for Dr. Luo; (iv) $30,000 for Mr. Zhou, and (v) $30,000 for Mr. Liawatidewi. The compensation committee believed that these benefits were appropriate and were included as part of an executive’s total cash compensation.

Change-of-Control and Severance Benefits

We have entered into an employment agreement with each of Dr. Zhang, Dr. Luo, and Mr. Peters that provides for severance benefits upon certain terminations of the executive officer’s employment, but have not entered into such agreements with Mr. Zhou or Mr. Liawatidewi. We believe that these severance benefits provide retention value by encouraging these named executive officers to continue service with us and increase stockholder value by reducing any potential distractions caused by the possibility of an involuntary termination of employment (including in connection with a change in control), allowing the named executive officers to focus on their duties and responsibilities. A summary of the material terms and conditions of these employment agreements is provided below in the section of this proxy statement titled “Potential Payments upon Termination or Change of Control.”

Stock Trading Practices; Hedging Policy

We have an Insider Trading Policy, which, among other things, prohibits our officers, directors and employees from short sales, engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities. Our Insider Trading Policy also prohibits our executive officers and directors from entering into transactions to pledge, hypothecate or otherwise encumber more than 20% of shares of our common stock held by such individual or more than 5% of our total outstanding shares, whichever is lower, as collateral for indebtedness. In addition, previously-existing pledges made by our executive officers and directors shall be reduced to no more than 20% of shares of our common stock held by such individual within three years of December 31, 2023.

Other Compensation Policies

We have adopted a code of business conduct and ethics that applies to our officers, directors and employees, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. Our code of business conduct and ethics is available on our website at http://ir.amphastar.com/corporate-governance/highlights. We intend to disclose any amendments of our code of business conduct and ethics, or waivers of its requirements for directors or executive officers, on our website.

Stock Ownership Guidelines

We have adopted Stock Ownership Guidelines that set requirements relating to the ownership of the Company’s common stock by executive officers and non-employee directors. The stock ownership requirements provide that the Company’s Chief Executive Officer will be required to hold shares valued at three times his or her annual base salary, other executive officers will be required to hold shares valued at one times their annual base salary, and non-employee directors are expected to hold shares valued at three times their annual base cash retainer for board service. The applicable levels of ownership are required to be achieved by current executive officers, and expected to be achieved by non-employee directors, within five years of the date of the adoption of the Stock Ownership Guidelines. All named executive officers and all non-employee directors who have served more than three years currently meet these guidelines.

Clawback Policy

We have adopted a Clawback Policy that allows the Company to recover erroneously awarded cash-based or equity incentive compensation from an executive officer in the case a restatement of the Company’s financial statements that was determined by the Compensation Committee of the board to be caused by gross negligence, intentional misconduct or fraud of such executive officer.

Minimum Vesting

Our amended and restated 2015 Equity Incentive Plan provides that at least 95% of the shares awarded under the Plan will be subject to a minimum vesting requirement of at least one year.

Accounting Treatment of Compensation

We account for the equity compensation awarded to our executive officers and other employees under ASC 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Risk Considerations

The compensation committee (i) reviews the risks associated with our compensation programs to determine whether they encourage excessive risk-taking, (ii) discusses, at least annually, the relationship between risk management policies and practices and compensation, and (iii) evaluates compensation policies and practices that could mitigate any such risk. We do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The compensation committee has reviewed and discussed the section titled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the compensation committee has recommended to the Board of Directors that the section titled “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of the Board of Directors:

Richard Prins (Chairman)

Floyd F. Petersen

Michael A. Zasloff

Fiscal 2023 Summary Compensation Table

The following table sets forth total compensation paid to our named executive officers for the fiscal years 2023, 2022, and 2021.

Name and Principal Position	Year		Salary($)	Bonus($)	Non-Equity Incentive Plan Compensation($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)		Total($)
Jack Yongfeng Zhang	2023		898,000	310,847	736,000	2,858,985	2,859,027	59,909	(2)	7,722,768
Chief Executive Officer,	2022	(3)	1,113,866	293,578	670,000	2,671,992	2,672,017	56,498	(4)	7,477,951
President, Chief Scientific Officer	2021		898,000	310,847	673,000	2,288,490	2,288,518	50,565	(5)	6,509,420
and Director
William J. Peters	2023		612,579	283,232	261,000	840,485	840,529	55,475	(6)	2,893,300
Chief Financial Officer,	2022		584,058	264,147	222,000	763,967	764,034	48,972	(7)	2,647,178
Executive Vice President of Finance, Treasurer, President of International Medication Systems, Limited, and Director	2021		572,135	261,408	226,000	664,388	664,427	52,290	(8)	2,440,648
Mary Ziping Luo	2023		732,002	309,632	280,000	1,204,994	1,205,010	43,009	(9)	3,774,647
Chief Operating Officer, Chief	2022	(10)	907,964	309,732	256,000	1,125,993	1,126,017	56,355	(11)	3,782,061
Scientist and Chairman	2021		732,002	305,632	259,000	1,023,487	1,023,515	47,777	(12)	3,391,413
Rong Zhou	2023	(13)	542,334	209,876	167,000	531,482	531,533	43,087	(14)	2,025,312
Senior Executive Vice President	2022		463,116	196,251	134,000	474,479	474,534	41,686	(15)	1,784,066
of Production and President of Amphastar Nanjing Pharmaceuticals, Co., Ltd	2021	(16)	478,775	194,401	128,000	395,492	395,515	41,594	(17)	1,633,777
Jacob Liawatidewi	2023	(18)	495,545	195,851	148,000	447,978	448,023	40,702	(19)	1,776,099
Executive Vice President of	2022		440,348	190,851	123,000	399,996	400,017	39,956	(20)	1,594,168
Sales and Marketing, Executive Vice President of Corporate Administration Center and President of Amphastar France Pharmaceuticals, S.A.S.	2021		423,379	186,801	124,000	347,999	348,003	39,510	(21)	1,469,692
(1)	This amount reflects the aggregate grant fair value computed in accordance with ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on February 29, 2024.
(2)	The amount includes a $9,900 Company contribution made under our 401(k) plan, a $35,243 vehicle allowance, a $4,944 group life insurance benefit in excess of the standard threshold granted to all other employees; and a $9,822 for additional medical expenses
(3)	The amount includes $215,866 in accrued paid vacation, which was elected to be taken in the form of cash.
(4)	The amount includes a $9,150 Company contribution made under our 401(k) plan, a $34,239 vehicle allowance, a $4,944 group life insurance benefit in excess of the standard threshold granted to all other employees; and a $8,165 for additional medical expenses.
(5)	The amount includes a $8,700 Company contribution made under our 401(k) plan, a $34,230 vehicle allowance, a $4,944 group life insurance benefit in excess of the standard threshold granted to all other employees; and a $2,691 for additional medical expenses.
(6)	The amount includes a $9,900 Company contribution made under our 401(k) plan; employee health and dental insurance premiums of $10,967; $12,916 life and disability insurance premium payments; $4,180 for estate planning services; $15,190 for vehicle allowance; and a $2,322 group life insurance benefit in excess of the standard threshold to all other employees.
(7)	The amount includes a $9,150 Company contribution made under our 401(k) plan; employee health and dental insurance premiums of $10,652; $8,296 life and disability insurance premium payments; $6,049 for additional medical expenses; $12,503 for vehicle allowance; and a $2,322 group life insurance benefit in excess of the standard threshold to all other employees.
(8)	The amount includes a $8,700 Company contribution made under our 401(k) plan; employee health and dental insurance premiums of $10,614; $9,186 life and disability insurance premium payments; $8,452 for additional medical expenses; $14,096 for vehicle allowance; and a $1,242 group life insurance benefit in excess of the standard threshold to all other employees.
(9)	The amount includes a $9,900 Company contribution made under our 401(k) plan, a $28,165 vehicle allowance, and a $4,944 group life insurance benefit in excess of the standard threshold granted to all other employees.
(10)	The amount includes $175,962 in accrued paid vacation, which was elected to be taken in the form of cash.
(11)	The amount includes a $9,150 Company contribution made under our 401(k) plan, a $34,096 vehicle allowance; a $4,944 group life insurance benefit in excess of the standard threshold granted to all other employees; and a $8,165 for additional medical expenses.

(12)	The amount includes a $8,700 Company contribution made under our 401(k) plan, a $34,133 vehicle allowance; and a $4,944 group life insurance benefit in excess of the standard threshold granted to all other employees.
(13)	The amount includes $24,976 in accrued paid vacation, which was elected to be taken in the form of cash.
(14)	The amount includes a $9,049 Company contribution made under our 401(k) plan; employee health and dental insurance premiums of $6,615; additional medical expenses of $5,679; $17,368 for vehicle allowance; $185 for tax preparation fees; and a $4,191 group life insurance benefit in excess of the standard threshold to all other employees.
(15)	The amount includes a $8,145 Company contribution made under our 401(k) plan; employee health and dental insurance premiums of $6,710; additional medical expenses of $5,878; $17,255 for vehicle allowance; $134 for tax preparation fees; and a $3,564 group life insurance benefit in excess of the standard threshold to all other employees.
(16)	The amount includes $33,431 in accrued paid vacation, which was elected to be taken in the form of cash.
(17)	The amount includes a $8,314 Company contribution made under our 401(k) plan; employee health and dental insurance premiums of $6,397; additional medical expenses of $8,113; $15,071 for vehicle allowance; $135 for tax preparation fees; and a $3,564 group life insurance benefit in excess of the standard threshold to all other employees.
(18)	The amount includes $33,390 in accrued paid vacation, which was elected to be taken in the form of cash.
(19)	The amount includes a $9,900 Company contribution made under our 401(k) plan; $3,590 for additional life insurance; additional medical expenses of $1,050; $450 for tax preparation fees; $24,902 for vehicle allowance; and a $810 group life insurance benefit in excess of the standard threshold to all of our employees.
(20)	The amount includes a $9,150 Company contribution made under our 401(k) plan; $4,230 for additional life insurance; $275 for tax preparation fees; $25,491 for vehicle allowance; and a $810 group life insurance benefit in excess of the standard threshold to all of our employees.
(21)	The amount includes a $8,700 Company contribution made under our 401(k) plan; employee health and dental insurance premiums of $4,475; $2,950 for additional life insurance; $275 for tax preparation fees; $22,300 for vehicle allowance; and a $810 group life insurance benefit in excess of the standard threshold to all of our employees.

Outstanding Equity Awards at 2023 Year-End

The following table sets forth summary information regarding the outstanding equity awards for each of the named executive officers as of December 31, 2023:

		Option Awards(1)					Stock Awards
									Market
							Number of		Value of
		Number of		Number of			Shares or		Shares or
		Securities		Securities			Units of		Units of
		Underlying		Underlying			Stock		Stock That
		Unexercised		Unexercised	Option	Option	That		Have Not
	Grant	Options (#)		Options (#)	Exercise	Expiration	Have Not		Vested
Name	Date	Exercisable		Unexercisable	Price ($) (2)	Date	Vested (#)		($) (3)
Jack Y. Zhang	3/17/16	722,046	(4)	—	12.46	3/17/24	—		—
	3/16/17	490,477	(4)	—	14.69	3/16/25	—		—
	3/15/18	273,692	(4)	—	21.77	3/15/26	—		—
	3/15/19	262,182	(4)	—	22.25	3/15/27	—		—
	3/16/20	405,003	(4)	—	13.03	3/16/28	—		—
	3/17/21	149,344	(5)	149,344	17.99	3/17/31	—		—
	3/17/21	—		—	—	—	63,604	(6)	3,933,907
	3/15/22	44,366	(5)	133,095	34.74	3/15/32	—		—
	3/15/22	—		—	—	—	57,685	(7)	3,567,817
	3/6/23	—	(5)	171,488	35.13	3/6/33	—		—
	3/6/23	—		—	—	—	81,383	(8)	5,033,539
William J. Peters	3/17/16	8,826	(4)	—	11.33	3/17/26	—		—
	3/16/17	7,490	(4)	—	13.35	3/16/27	—		—
	3/15/18	5,053	(4)	—	19.79	3/15/28	—		—
	3/15/19	15,225	(4)	—	20.23	3/15/29	—		—
	3/16/20	7,513	(5)	23,587	13.03	3/16/30	—		—
	3/16/20	—		—	—	—	10,072	(9)	622,953
	3/17/21	39,417	(5)	39,416	17.99	3/17/31	—		—
	3/17/21	—		—	—	—	16,787	(10)	1,038,276
	5/19/21	3,605	(5)	3,604	19.82	5/19/31	—		—
	5/19/21	—		—	—	—	1,523	(11)	94,198
	3/15/22	12,686	(5)	38,057	34.74	3/15/32	—		—
	3/15/22	—		—	—	—	16,493	(7)	1,020,092
	3/6/23	—	(5)	50,416	35.13	3/6/33	—		—
	3/6/23	—		—	—	—	23,925	(8)	1,479,761
Mary Z. Luo	3/17/16	310,930	(4)	—	12.46	3/17/24	—		—
	3/16/17	211,213	(4)	—	14.69	3/16/25	—		—
	3/15/18	116,392	(4)	—	21.77	3/15/26	—		—
	3/15/19	110,671	(4)	—	22.25	3/15/27	—		—
	3/16/20	181,134	(4)	—	13.03	3/16/28	—		—
	3/17/21	66,793	(5)	66,792	17.99	3/17/31	—		—
	3/17/21	—		—	—	—	28,446	(6)	1,759,385
	3/15/22	18,696	(5)	56,088	34.74	3/15/32	—		—
	3/15/22	—		—	—	—	24,309	(7)	1,503,512
	3/6/23	—	(5)	72,278	35.13	3/6/33	—		—
	3/6/23	—		—	—	—	34,301	(8)	2,121,517
Rong Zhou	3/26/15	13,893	(4)	—	14.95	3/26/25	—		—
	3/17/16	24,787	(4)	—	11.33	3/17/26	—		—
	3/16/17	29,424	(4)	—	13.35	3/16/27	—		—
	3/15/18	20,827	(4)	—	19.79	3/15/28	—		—
	3/15/19	22,541	(4)	—	20.23	3/15/29	—		—
	3/16/20	46,367	(5)	15,455	13.03	3/16/30	—		—
	3/16/20	—		—	—	—	6,600	(9)	408,210
	3/17/21	25,811	(5)	25,810	17.99	3/17/31	—		—
	3/17/21	—		—	—	—	10,992	(10)	679,855
	3/15/22	7,879	(5)	23,637	34.74	3/15/32	—		—
	3/15/22	—		—	—	—	10,243	(7)	633,530
	3/6/23	—	(5)	31,882	35.13	3/6/33	—		—
	3/6/23	—		—	—	—	15,129	(8)	935,729
Jacob Liawatidewi	3/16/20	5,214	(5)	10,962	13.03	3/16/30	—		—
	3/16/20	—		—	—	—	4,681	(9)	289,520
	6/4/20	5,319	(5)	1,772	19.19	6/4/30	—		—
	6/4/20	—		—	—	—	762	(11)	47,130
	3/17/21	22,710	(5)	22,710	17.99	3/17/31	—		—
	3/17/21	—		—	—	—	9,672	(10)	598,213
	3/15/22	6,642	(5)	19,925	34.74	3/15/32	—		—
	3/15/22	—		—	—	—	8,635	(7)	534,075
	3/6/23	—	(5)	26,873	35.13	3/6/33	—		—
	3/6/23	—		—	—	—	12,752	(8)	788,711
(1)	Information for this table is depicted on an award-by-award basis unless the exercise price and expiration date are identical.
(2)	This column represents the fair value of a share of our common stock on the date of grant, as determined by our Board of Directors.

(3)	This column represents the market value of the shares of our common stock underlying the RSUs as of December 31, 2023, based on the closing price of our common stock, as reported on the Nasdaq Global Select Market, of $61.85 per share on December 29, 2023.
(4)	Shares subject to the option are fully vested and immediately exercisable.
(5)	Shares subject to the option vest in four equal annual installments beginning on the first anniversary of the grant date, subject to continued service.
(6)	The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest in two equal annual installments beginning on March 17, 2024, subject to continued service.
(7)	The RSUs set forth above, vest in three equal annual installments beginning on March 15, 2024, subject to continued service.
(8)	The RSUs set forth above, vest in four equal annual installments beginning on March 6, 2024, subject to continued service.
(9)	The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest on March 16, 2024, subject to continued service.
(10)	The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest in two equal annual installments beginning on March 17, 2024, subject to continued service.
(11)	The RSUs set forth above vest in two equal annual installments beginning on May 19, 2024, subject to continued service.
(12)	The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest on June 4, 2024, subject to continued service.

2023 Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards for each of the named executive officers for the fiscal year ended December 31, 2023:

		Estimated Future Payouts under Non-Equity Incentive Plan(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Securities Underlying Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards($)(3)
Jack Y. Zhang		497,000	621,000	931,000
	3/6/2023				81,383	—	—	2,858,985
	3/6/2023				—	171,488	35.13	2,859,027
William J. Peters		158,000	197,000	295,000
	3/6/2023				23,925	—	—	840,485
	3/6/2023				—	50,416	35.13	840,529
Mary Z. Luo		187,000	233,000	352,000
	3/6/2023				34,301	—	—	1,204,994
	3/6/2023				—	72,278	35.13	1,205,010
Rong Zhou		117,000	145,000	219,000
	3/6/2023				15,129	—	—	531,482
	3/6/2023				—	31,882	35.13	531,533
Jacob Liawatidewi		89,000	111,000	168,000
	3/6/2023				12,752	—	—	447,978
	3/6/2023				—	26,873	35.13	448,023
(1)	The amounts in the threshold, target and maximum columns reflect the minimum, target, and super stretch PBB amounts payable, respectively, which is described above in the “Compensation Discussion and Analysis under the heading “Performance-Based Bonus.” The actual amounts paid to each named executive officer can be found in the Summary Compensation Table under the column entitled Non-Equity Incentive Plan Compensation.
(2)	For each of the named executive officers the exercise price represents the per share fair market value of our common stock on the grant date as determined by our Board of Directors.
(3)	This amount reflects the aggregate grant fair value computed in accordance with ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on February 29, 2024.

2023 Options Exercised and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of the named executive officers for the fiscal year ended December 31, 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
Jack Y. Zhang	—	$—	101,939	$3,776,632
William J. Peters	212,312	7,167,391	31,213	1,158,504
Mary Z. Luo	—	—	45,093	1,670,706
Rong Zhou	51,858	997,350	18,044	666,734
Jacob Liawatidewi	45,310	1,446,962	15,630	584,221
(1)	The value realized on exercise is the difference between the market price of the shares of our common stock underlying the option when exercised and the applicable exercise price.
(2)	The value realized upon vesting of RSUs is calculated by multiplying the number of shares vested by the closing price of our common stock on the vesting date (or, in the event the vesting date occurs on a holiday or weekend, the closing price of our common stock on the immediately preceding trading day).

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2023. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(2)	8,682,674	$19.70	7,585,809
Equity compensation plans not approved by stockholders	—	—	—
Total	8,682,674	$19.70	7,585,809
(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying RSUs, which have no exercise price.
(2)	Includes the following plans: Amended and Restated 2015 Plan, Amended and Restated 2005 Equity Incentive Award Plan, and 2014 Employee Stock Purchase Plan. The 2015 Plan also contains an “evergreen provision” that allows for an annual increase in the number of shares available for issuance on January 1 of each year, beginning January 1, 2016. The annual increase in the number of shares shall be an amount equal to the least of (i) 3,000,000 shares, (ii) two and one-half percent (2.5%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such number of shares of common stock determined by our Board of Directors. On January 1, 2024, the number of shares of our common stock available for issuance under our Amended and Restated 2015 Plan increased by 1,201,722 shares pursuant to this provision. This increase is not reflected in the table above.

2023 Nonqualified Deferred Compensation Plan

In order to enhance our ability to attract and retain qualified employees, in December 2019 our Board approved our Deferred Compensation Plan, which is intended to comply with the requirements of Section 409A of the Internal Revenue Code. The Deferred Compensation Plan is intended to be an unfunded plan which is maintained primarily to permit deferral of eligible compensation by a select group of management or highly compensated employees or independent contractors who have been notified during an applicable enrollment of their status as eligible participants, including our named executive officers. Under the Deferred Compensation Plan, participants will have the opportunity to make elections to defer up to a specified amount or percentage of their eligible cash compensation, as established by the administrator, and we have the option, but not the obligation, to make discretionary or matching cash contributions.

Unless otherwise specified by the administrator of the Deferred Compensation Plan and subject to applicable tax laws, the Deferred Compensation Plan provides eligible participants the opportunity to defer up to 75% of their base salary and up to 100% of certain of their bonuses, commissions, and other cash or equity-based compensation approved by the administrator of the Deferred Compensation Plan. Participants will be 100% vested at all times in their cash deferrals, and participants’ deferrals of vesting awards will become vested according to the provisions of the underlying award. Each participant may allocate his or her deferrals to accounts under the Deferred Compensation Plan that provide for payment of deferred amounts upon specified events, such as the participant’s retirement, other separation from service, and/or other predetermined times. Participants may elect to receive payment of their account balances in a single lump-sum distribution or in annual installments (as elected by the participant in accordance with the Deferred Compensation Plan), except in certain limited circumstances and provided that payments upon a participant’s death will be provided in a single lump sum.

In addition, the Company may, in its sole discretion, provide matching, profit sharing, and/or other contributions to the Deferred Compensation Plan, including make-up matching contributions with respect to deferrals that reduce 401(k) plan compensation below the compensation limit in Section 401(a)(17) of the Internal Revenue Code and supplemental matching contributions with respect to compensation deferred above such compensation limit. These contributions, if any, may be subject to a vesting schedule as provided by the administrator of the Deferred Compensation Plan. Make-up and supplemental matching contributions vest at the same rate as matching contributions under the Company’s 401(k) plan. Deferrals of equity-based compensation will vest as provided under the terms of the applicable award. All of a participant’s Company contributions become 100% vested, if while employed by the Company, the participant dies, becomes disabled, or attains the age of 65 or the Company experiences a change in control. Company contributions will be credited to the applicable participant’s account under the Deferred Compensation Plan that becomes payable upon the participant’s retirement.

Participants can allocate their account balances amongst various investment choices established by the administrator under the Deferred Compensation Plan, with earnings accruing to the participant’s account. The value of the accounts may increase or decrease depending upon the performance of the selected investments. The administrator of the Deferred Compensation Plan may add or remove investment choices from time to time, provided that such changes will not be effective for any period before the effective date of such change. Participant investment allocations become effective on the same business day or, if an investment allocation is received after a specified period of time designated by the administrator of the Deferred Compensation Plan, the next business day. Participants may change investment allocations, which will become effective on the same business day or, if an investment allocation is received after a specified period of time designated by the administrator of the Deferred Compensation Plan, the next business day. If a participant does not make an investment allocation with respect to an account under the Deferred Compensation Plan, then the account balances will be invested in an investment choice selected by the administrator of the Deferred Compensation

Plan for which its primary objective is preservation of capital. Valuations of accounts are performed in accordance with such procedures as are established by the administrator of the Deferred Compensation Plan.

Upon a participant’s death or separation from service with the Company, the balances under any of the participant’s accounts that are payable in connection with retirement or separation from service will be paid in a single lump sum in the calendar year following the calendar year in which the separation from service occurs (or if the participant has attained 55 years of age and 10 years of service at the time of such separation, in any later calendar year that had been elected by the participant). If the separation from service occurs before the participant attains 55 years of age and 10 years of service, balances under any of the participant’s accounts payable on specified dates also will be paid in a single lump sum in the calendar year following the calendar year in which the separation from service occurs, notwithstanding the specified dates applicable to such accounts. The Deferred Compensation Plan provides its plan administrator with the authority to accelerate or delay the payment timing of account balances, provided such changes are permitted under applicable tax rules and requirements.

Compensation deferred under the Deferred Compensation Plan represents an unsecured obligation of the Company. Amounts deferred under the Deferred Compensation Plan are held in a separate rabbi trust established to pay Deferred Compensation Plan benefits.

The following table summarizes activity under the Deferred Compensation Plan in 2023:

Name	Executive Contribution in last FY ($)(1)	Registrant Contributions in last FY ($)	Aggregate Earnings (loss) in last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last FYE ($)(2)
Jack Y. Zhang	—	—	—	84,225	—
William J. Peters	123,250	—	56,467	—	431,314
Mary Z. Luo	—	—	—	54,591	—
Rong Zhou	456,586	—	128,090	6,945	1,371,328
Jacob Liawatidewi	46,216	—	16,105	14,759	149,878
(1)	These amounts represent each named executive officer’s deferrals of salary and/or bonus amounts earned for 2023 and were also reported in the columns entitled “Salary” and/or “Bonus” in the Summary Compensation Table.
(2)	These amounts include each named executive officer’s deferrals of salary and/or bonus amounts earned in aggregate for 2021, 2022 and 2023, are reported in the columns entitled “Salary” and/or “Bonus” in the Summary Compensation Table for 2021, 2022 and 2023: $431,314 for Mr. Peters, $1,371,328 for Mr. Zhou, and $149,878 for Mr. Liawatidewi.

Potential Payments upon Termination or Change of Control

We entered into an employment agreement with Jack Y. Zhang, Mary Z. Luo and William J. Peters that govern the terms of each such named executive officer’s employment. Each employment agreement provided for an initial term of three years and is automatically extended for successive one-year periods, unless one of the parties provides the other 90 days’ prior notice before the expiration of the annual renewal term that the term will not be extended. Each employment agreement is terminable (i) by the applicable named executive officer at any time, provided the named executive officer gives at least four weeks’ prior notice of resignation; (ii) by us at any time; or (iii) due to the disability or death of the named executive officer.

Pursuant to each employment agreement, unless the applicable named executive officer resigns without “good reason” (as defined in the employment agreement) or the named executive officer’s employment is terminated for “cause” (as defined in the employment agreement), the named executive officer is entitled to any applicable prorated bonus, based on actual performance for the year of termination, as determined by the Board of Directors in its discretion when making bonus determinations for other senior executives and payable at such time as annual bonuses are otherwise determined for such other senior executives.

If we do not renew an employment agreement at the end of any renewal term, the applicable named executive officer’s employment is terminated by us without “cause” (as defined in the employment agreement), or the named executive officer resigns with “good reason” (as defined in the employment agreement), then such named executive officer, conditioned upon execution of a release in form and substance satisfactory to us, is entitled to:

• an amount equal to three, or two in the case of Mr. Peters, times the sum of (i) the highest base annual salary in effect during the 12 months immediately prior to the date of termination, plus (ii) the average annual bonus earned by the named executive officer for the most recent three, or two in the case of Mr. Peters, fiscal years ending prior to the date of termination or the base salary for the remainder of the agreement, whichever is greater, such amount to be paid in cash or immediately-available funds in a lump sum thirty days following the date of termination;

•

continued payment of his or her health insurance premiums as may be necessary to allow the named executive officer and his or her spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination of the named executive officer’s employment, for a period of 12 months or the remainder of the term of the agreement, which is greater commencing on the date of termination; and

•

vesting of any restricted stock, stock option or other equity compensation awards granted by us, except to the extent that the provisions of the applicable restricted stock, stock option or other equity award are more favorable.

Under each employment agreement, if, on or within one year after a “change of control” (as defined in the employment agreement), the applicable named executive officer’s employment is terminated by us without “cause” (as defined in the employment agreements), or the named executive officer resigns with “good reason” (as defined in the employment agreements), then such named executive officer, conditioned upon execution of a release in form and substance satisfactory to us, is also entitled to receive the following severance benefits, in addition to the severance benefits described above:

•

payment in an amount equal to three, or two in the case of Mr. Peters, times the sum of (i) the highest base salary in effect during the 12 months immediately prior to the date of termination, plus (ii) the average annual bonus earned by the named executive officer for the most recent three, or two in the case of Mr. Peters, fiscal years ending prior to the date of termination, such amount to be paid in cash or immediately-available funds in a lump sum sixty days following the date of termination;

•	extension of the period that we will provide the health insurance premium payments described above by 12 months; and
•

full vesting of all restricted stock, stock options or other equity compensation awards granted by us that were unvested immediately prior to the change in control, except to the extent that the provisions of the applicable restricted stock, stock option or other equity award are more favorable.

In addition, each of these employment agreements provides that in the event any payments and benefits (including the severance benefits under the employment agreement) provided to the applicable named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either the full amount of such payments and benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater after-tax amount of payments and benefits to the named executive officer.

As defined in the employment agreements, “cause” generally means (i) the continued willful failure by the applicable named executive officer to substantially perform his or her duties with the Company, (ii) the willful engaging by named executive officer in misconduct materially and demonstrably injurious to the Company or (iii) the named executive officer’s material breach of the employment agreement; provided, that with respect to any breach that is curable by the named executive officer, as determined by our Board of Directors in good faith, the Company has provided the named executive officer written notice of the material breach and the named executive officer has not cured such breach, as determined by our Board of Directors in good faith, within 15 days following the date the Company provides such notice.

As defined in the employment agreements, “good reason” generally means: (i) a material reduction (without the applicable named executive officer’s express written consent) in the named executive officer’s duties or responsibilities; (ii) the requirement that the named executive officer relocate to an employment location that is more than 50 miles from his or her employment location on the effective date of the employment agreement; or (iii) the Company’s material breach (without the named executive officer’s express written consent) of the employment agreement; provided, that the named executive officer has provided the Company written notice of the material breach and the Company has not cured such breach within 15 days following the date the named executive officer provides such notice.

The following table provides an estimate of the severance benefits that would be provided to Dr. Zhang, Dr. Luo, and Mr. Peters in the circumstances described above pursuant to their employment agreements, assuming the triggering event took place on December 29, 2023 (the last business day of 2023) and based on the $61.85 closing price for a share of our common stock on the Nasdaq Stock Market on that date. Due to the number of factors that affect the nature and amount of the severance benefits, the amount of the severance benefits actually provided (if any) may be different. For example, a triggering event may occur on a different date, the price per share of our common stock on the date of the triggering event may not be $61.85, or the assumptions relied upon in the estimate of potential severance benefits below may not reflect the actual circumstances of the triggering event. As a result, there is no guarantee that a qualifying termination would produce the same or similar results as those estimated below.

Name	Severance Benefit	Termination Apart from a Change of Control ($)	Termination in Connection with a Change of Control ($)
Jack Y. Zhang	Cash Severance(1)	5,688,272	11,376,544
	Equity Acceleration(2)	27,275,856	27,275,856
	Health Coverage(3)	4,953	9,907
	Total	32,969,081	38,662,307
William J. Peters	Cash Severance(1)	2,257,779	4,515,558
	Equity Acceleration(2)	9,665,900	9,665,900
	Health Coverage(3)	10,967	21,934
	Total	11,934,646	14,203,392
Mary Z. Luo	Cash Severance(1)	3,915,996	7,831,992
	Equity Acceleration(2)	11,765,725	11,765,725
	Health Coverage(3)	6,782	13,563
	Total	15,688,503	19,611,280
(1)

This amount represents (i) the prorated bonus based on actual performance for the year of termination and (ii) the lump sum cash severance payment(s) calculated based on the named executive officer’s base salary and average annual bonus, in each case as described above.

(2)

This amount represents the value of the named executive officer’s vesting acceleration benefit described above, which is calculated for each equity award by multiplying (i) the number of shares covered by the equity award that accelerate multiplied by (ii) the excess, if any, of the closing sales price per share of our common stock on December 29, 2023 ($61.85) over the equity award’s exercise price, if any.

(3)	This amount represents the continued payment of health insurance premiums described above.

CEO Pay Ratio

We calculated our President and CEO pay ratio described below in compliance with the requirements set forth in Item 402(u) of Regulation S-K.

We identified the median employee using our employee population, excluding the CEO, as of December 31, 2023, which included 1,761 global full-time and part-time employees employed on that date, and used our consistently applied compensation measure of base salary or wages paid for the year through December 31, 2023. Nearly all of our employees receive an annual base salary (paid on an hourly, weekly, biweekly or monthly basis), which reasonably reflects the annual compensation of our employees. For employees outside the United States, we converted the annual base salary into United States dollars using the applicable exchange rates on December 31, 2023.

Once we identified our median employee, we then calculated the median employee’s annual total compensation in the same manner as the named executive officers found in the Summary Compensation Table on page 41. Our median employee’s annual total compensation was $88,042. Our President and Chief Executive Officer’s annual total compensation disclosed in the Total column of the Summary Compensation Table was $7,722,768. Accordingly, our estimated President and Chief Executive Officer to median employee pay ratio for 2023 was 88:1. Approximately 27% of the employees who earned below the median were employed in China, where wages are systematically lower than in the U.S.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

					Value of Initial Fixed $100 Investment
	Summary	Compensation	Average Summary	Average	Based On:
	Compensation	Actually	Compensation	Compensation	Total	Peer Group Total		Sales Growth
	Table Total	Paid to	Table for	Actually Paid to	Shareholder	Shareholder	Net Income	on Budget vs.
Year	for PEO (1)	PEO (1)(3)	Non-PEO NEOs (2)	Non-PEO NEOs (2)(3)	Return (4)	Return (5)	(in '000) (6)	2022 (7)
2023	$7,722,768	$28,909,273	$2,617,340	$8,787,219	$320.63	$118.87	$137,545	29.1%
2022	7,477,951	12,892,333	2,451,868	3,860,080	145.26	113.65	91,386	14.0%
2021	6,509,420	8,829,336	2,233,883	2,890,154	120.74	126.45	62,116	25.1%
2020	5,962,949	6,951,075	2,948,576	1,958,840	104.25	126.42	1,403	8.5%

(1)	Jack Y. Zhang served as our principal executive officer (PEO) for each of the years 2023, 2022, 2021, and 2020.
(2)

Our non-PEO named executive officers (NEOs) for each of the years 2023, 2022, 2021, and 2020 were: (i) William J. Peters, Mary Ziping Luo, Rong Zhou, and Jacob Liawatidewi for 2023, 2022 and 2021, and (ii) William J. Peters, Mary Ziping Luo, Jason B. Shandell, Rong Zhou, and Jacob Liawatidewi for 2020.

(3)

The Compensation Actually Paid Schedule shown below sets forth the adjustment made during each year represented in the Pay Versus Performance Table to arrive at the “compensation actually paid” to our PEO and average “compensation actually paid” to our non-PEO NEOs.

Compensation Actually Paid Schedule

	2023		2022		2021		2020
	CEO	Average Non-PEO NEOs	CEO	Average Non-PEO NEOs	CEO	Average Non-PEO NEOs	CEO	Average Non-PEO NEOs
Summary Compensation table total for applicable year.	$7,722,768	$2,617,340	$7,477,951	$2,451,868	$6,509,420	$2,233,883	$5,962,949	$2,948,576
Deduction for amounts reported under the “Stock Awards” and “Option Awards” columns in the Summary Compensation table for applicable year.	(5,718,012)	(1,512,509)	(5,344,009)	(1,382,259)	(4,577,008)	(1,215,707)	(3,980,003)	(1,624,237)
Increase based on ASC Topic 718 fair value of Awards granted during applicable year that remain unvested as of applicable year end, determined as of applicable year end	11,715,603	3,098,979	4,179,167	1,080,965	6,373,743	1,688,333	7,152,085	1,441,852
Increase/deduction for Awards granted in prior years that were outstanding and unvested as of applicable year end, determined based on change in ASC Topic 718 fair value from the prior year end to the applicable year end.	12,258,999	3,821,789	2,338,630	701,571	1,010,138	291,068	(231,663)	(31,974)
Increase/deduction for Awards granted in prior years that vested during the applicable year, determined based on change in ASC Topic 718 fair value from the prior year end to the vesting date	2,929,915	761,620	4,240,594	1,007,935	(486,957)	(107,423)	(1,952,293)	(674,251)
Deduction of Awards granted in prior year that were forfeited in the applicable year, determined based on ASC Topic 718 fair value as of prior year end	-	-	-	-	-	-	-	(101,127)
Compensation Actually Paid for applicable year	$28,909,273	$8,787,219	$12,892,333	$3,860,080	$8,829,336	$2,890,154	$6,951,075	$1,958,840

(4)

Represents the cumulative total shareholder return of the Company’s common stock, based on an initial fixed investment of $100 made on the market close on the last trading day before the earliest fiscal year in the table, assuming the reinvestment of any dividends

(5)

Represents the cumulative total shareholder return of the NASDAQ Biotechnology index (which is the peer group we used for the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2023) based on an initial fixed investment of $100 made on the market close on the last trading day before the earliest fiscal year in the table, assuming the reinvestment of any dividends.

(6)	Represents the Company’s net income, calculated in accordance with U.S. GAAP, as reported in our Annual Report on Form 10-K, as filed with the SEC on February 29, 2024.
(7)	Represents the Company’s sales growth on budget vs. 2022.

Financial Performance Measures

The following lists the financial performance measures that we believe represents the most important financial performance measures used to link compensation actually paid to our NEOs for 2023 to Company performance.

Financial Performance Measures
Company’s sales growth on budget vs. 2022
Adjusted Net Income
Relative Total Shareholder Return (TSR) (The Company’s TSR as compared to the NASDAQ Biotechnology Index)

Pay Versus Performance Relationship Descriptions

We believe the Company’s pay-for-performance philosophy is well reflected in the tables above because the Compensation Actually Paid tracks well to the performance measures disclosed in such tables. The graphs below describe, in a manner compliant with the relevant rules, the relationship between Compensation Actually Paid and the individual performance measures shown.

The following graphical comparisons describe the relationship between certain figures included in the Pay versus Performance Table for the years 2023, 2022, 2021, and 2020, including: (a) comparison between the Company’s total shareholder return and the total shareholder return for the NASDAQ Biotechnology index and (b) comparisons between (i) the compensation actually paid to the NEO and the average compensation actually paid to our Non-PEO NEOs and (ii) the Company’s net income and percentage of revenue growth set forth in the pay versus performance table above.

RELATIONSHIP BETWEEN COMPENSATION ACTUALLY PAID AND COMPANY/PEER GROUP TOTAL SHAREHOLDER RETURN

Compensation Actually Paid (in thousands)
$35,000,000
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
Total Shareholder Return
$320
$280
$240
$200
$160
$120
$80
$40
$0
2020
2021
2022
2023
CEO CAP
Avg CAP to NEOs
Co TSR
Industry TSR

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2024 for:

●	each of our named executive officers;
●	each of our directors and nominees for director;
●	all of our then-current executive officers and directors as a group; and
●	each person known by us to own beneficially more than 5% of our common stock;

Applicable percentage ownership is based on 48,841,343 shares of common stock outstanding as of March 31, 2024. Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, including options that are currently exercisable within 60 days of March 31, 2024 or shares issuable upon the vesting of RSUs within 60 days of March 31, 2024, and subject to community property laws where applicable.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Amphastar Pharmaceuticals, Inc., 11570 6th Street, Rancho Cucamonga, California 91730. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers, Directors and Director Nominees:
Jack Y. Zhang (1)(2)	12,774,153	24.9
Mary Z. Luo (1)(2)	12,774,153	24.9
William J. Peters (3)	201,499	*
Rong Zhou (4)	422,231	*
Jacob Liawatidewi (5)	121,127	*
Howard Lee (6)	200,649	*
Floyd F. Petersen (7)	151,881	*
Michael A. Zasloff (8)	93,374	*
Richard Prins (9)	92,943	*
Diane G. Gerst (10)	37,380	*
Gayle Deflin (11)	28,166	*
All executive officers and directors as a group (11 persons) (12)	14,123,403	27.1
5% Stockholders:
Applied Physics & Chemistry Laboratories, Inc. (13)	6,827,679	14.0
BlackRock Inc.(14)	6,037,158	12.4
The Vanguard Group (15)	2,814,710	5.8
*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)	Dr. Zhang and Dr. Luo are spouses and the number and percentage of beneficial ownership of each represents their aggregate combined ownership of 24.9% as described in footnotes (2) and (13) below.
(2)	Includes (i) 6,827,679 shares held of record by Applied Physics & Chemistry Laboratories, Inc. (“APCL”), for which Drs. Zhang and Luo, and The Bill Luobei Zhang 2004 Irrevocable Trust (the “BLZ Trust”) are the sole owners; (ii) 2,237,948 shares held of record by Dr. Zhang; (iii) 1,146,492 shares held of record by Dr. Luo; (iv) 1,786,973 shares exercisable by Dr. Zhang within 60 days of March 31, 2024; and (v) 775,061 shares exercisable by Dr. Luo within 60 days of March 31, 2024.

Of the reported shares, 900,000 shares held of record by APCL and 600,000 shares held of record by Dr. Zhang are pledged as collateral to secure certain personal indebtedness, including various lines of credit.
(3)	Includes (i) 39,361 shares held of record by Mr. Peters; (ii) 161,376 shares exercisable within 60 days of March 31, 2024; and (iii) 762 shares issuable within 60 days of March 31, 2024.
(4)	Includes (i) 81,824 shares held of record by Mr. Zhou; (ii) 99,668 shares held of record by the Zhou Family Trust for which Mr. Zhou serves as a trustee; (iii) 5,000 shares held of record by Mr. Zhou’s spouse; and (iv) 235,739 shares exercisable within 60 days of March 31, 2024.
(5)	Includes (i) 43,105 shares held of record by Mr. Liawatidewi; (ii) 2,459 shares held of record by the Yakob and Sunmoon Family Trust for which Mr. Liawatidewi serves as a trustee; and (iii) 75,563 shares exercisable within 60 days of March 31, 2024.
(6)	Includes (i) 142,564 shares held of record by Dr. Lee and (ii) 58,085 shares exercisable within 60 days of March 31, 2024.
(7)	Includes (i) 77,117 shares held of record by Mr. Petersen and (ii) 74,764 shares exercisable within 60 days of March 31, 2024.
(8)	Includes (i) 18,610 shares held of record by Dr. Zasloff and (ii) 74,764 shares exercisable within 60 days of March 31, 2024.
(9)	Includes (i) 28,179 shares held of record by Mr. Prins and (ii) 64,764 shares exercisable within 60 days of March 31, 2024.
(10)	Includes (i) 12,842 shares held of record by Ms. Gerst and (ii) 24,538 shares exercisable within 60 days of March 31, 2024.
(11)	Includes 28,166 shares exercisable within 60 days of March 31, 2024.
(12)	Includes (i) 10,762,848 shares beneficially owned by our executive officers and directors as a group; (ii) 3,359,793 shares exercisable within 60 days of March 31, 2024; and (iii) 762 shares issuable within 60 days of March 31, 2024.
(13)	Drs. Zhang and Luo and the BLZ Trust are the sole owners of APCL. Of the reported shares, 900,000 shares are pledged as collateral to secure certain personal indebtedness, including various lines of credit. The address for this entity is 13760 Magnolia Avenue, Chino, California 91710.
(14)	Based on a Schedule 13G/A filed with the SEC on January 23, 2024, BlackRock, Inc. (“BlackRock”) holds sole voting power with respect to 5,984,161 shares and sole dispositive power with respect to 6,037,158 shares. The address for BlackRock is 50 Hudson Yards, New York, New York 10001.
(15)	Based on a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group (“Vanguard”) holds shared voting power with respect to 72,474 shares, sole dispositive power with respect to 2,699,518 shares and shared dispositive power with respect to 115,192 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Party Transactions

As set forth in our audit committee charter, our audit committee or our board is responsible for reviewing and approving all related-party transactions, which consist of all transactions and series of similar transactions to which we were a party or will be a party and in which any of our directors, executive officers and holders of more than 5% of our voting securities and their respective affiliates has a direct or indirect material interest. As used in this section, the terms “related person” and “transaction” have the meanings set forth in Item 404(a) of Regulation S-K under the Securities Act. In the course of its review and approval of transactions with related persons, the audit committee or the board considers:

●	the nature of the related person’s interest in the transaction;
●	the material terms of the transaction, including the amount involved and the type of the transaction;
●	the importance of the transaction to the related person and to Amphastar;
●	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and
●	any other matters the audit committee deems appropriate.

Any member of the board who is a related person with respect to a transaction under review will not be able to participate in the discussions or vote on the approval or ratification of the transaction, other than to provide all material information regarding the transaction, including information regarding the extent of the member’s interest in the transaction. Any material changes to the terms of, or any renewal of, any of these transactions will also require the same approval. If a related party transaction will be ongoing, the audit committee or the board may establish guidelines or other parameters or conditions relating to our participation in the transaction. The audit committee or the board may from time to time pre-approve types or categories of transactions by related persons but we have no such pre-approved types or categories of transactions at this time.

Related Person Transactions

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●	any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Contract manufacturing agreement with Hanxin

In April 2022, Amphastar Nanjing Pharmaceuticals, Inc., or ANP, a wholly-owned subsidiary of the Company, entered into a contract manufacturing agreement with Nanjing Hanxin Pharmaceutical Technology Co., Ltd., or Hanxin. Dr. Jack Zhang, our Chief Executive Officer, President, and Director and Dr. Mary Luo, our Chairman, Chief Operating Officer, and Director and certain members of their family beneficially own a majority of the equity interest in Hanxin, whereby Hanxin will develop several active pharmaceutical ingredients and finished products for the Chinese market and will engage ANP to manufacture the products on a cost-plus basis. Hanxin will purchase certain quantities from ANP subject to the terms and conditions set forth in the agreement, including Hanxin filing for and obtaining any required marketing authorizations.

Since April 2022, the Company has recognized approximately $440,000 from manufacturing services provided to Hanxin.

Contract Research Agreement with Hanxin

In July 2022, the Company entered into a three-year contract research agreement with Hanxin, pursuant to which Hanxin will develop Recombinant Human Insulin Research Cell Banks, or RCBs, for the Company and license the RCBs to the Company subject to a fully paid, exclusive, perpetual, transferable, sub-licensable worldwide license. The RCBs will be used by the Company to make Master Cell Banks for one of its product candidates. Per the terms of the agreement with Hanxin, all title to the RCBs developed, prepared and produced by Hanxin in conducting research and development will belong to the Company. The Company will also own any confidential and proprietary information, technology regarding development and manufacturing of the RCBs, which shall include engineering, scientific and practical information and formula, research data, design, and procedures and others to develop and manufacture the RCBs, in use or developed by Hanxin. Dr. Jack Zhang , our Chief Executive Officer, President, and Director and Dr. Mary Luo, our Chairman, Chief Operating Officer, and Director and certain members of their family beneficially own a majority of the equity interest in Hanxin. The total cost of the agreement to the Company shall not exceed approximately $2.2 million, with payments adjusted based on the then current exchange rates.

In March 2023, the Company amended the agreement with Hanxin, whereby Hanxin will perform scale-up manufacturing process development using the RCBs for the Company. Per the terms of the agreement the Company will own any confidential and proprietary information and technology produced during the scale-up manufacturing, which shall include engineering, scientific and practical information and formula, research data design and procedures and others to develop and manufacture the RCBs. The amendment will remain in full force and effect for the same period as contract research agreement, currently July 5, 2025. The total cost of the amendment to the Company shall not exceed approximately $0.5 million, with payments adjusted based on actual currency exchange rates. Any additional work or changes to the scope of work requested by the Company will be charged by Hanxin to the Company on a cost-plus basis, plus any applicable taxes.

Since July 2022, the Company has paid approximately $2.2 million to Hanxin under the contract research agreement and amendment.

Supply Agreement with Letop

In November 2022, ANP, entered into a supply agreement with Nanjing Letop Biotechnology Co., Ltd., or Letop, whereby Letop would manufacture and deliver chemical intermediates for ANP on a cost-plus basis. Henry Zhang (Haoning Zhang), the son of Dr. Jack Zhang, our Chief Executive Officer, President, and Director and Dr. Mary Luo, our Chairman, Chief Operating Officer, and Director, beneficially owns a majority of the equity interest in Letop. The agreement is effective for three years and the total cost of the agreement shall not exceed approximately $1.5 million, with payments adjusted based on the then current exchange rates.

Since November 2022, ANP has paid approximately $887,000 under this agreement.

Other Transactions

We have granted stock options and RSUs to our executive officers and certain of our directors. See the sections titled “Executive Compensation—Outstanding Equity Awards at 2023 Year-End” and “Non-Employee Director Compensation – Compensation for 2023.” for a description of these stock options and RSUs.

We have entered into employment agreements with certain of our executive officers that, among other things, provides for certain severance and change in control benefits. See the section titled “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements, our amended and restated certificate of incorporation and our amended and restated bylaws require us to indemnify our directors to the fullest extent permitted by Delaware law.

OTHER MATTERS

Fiscal Year 2023 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2023 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on the Financials & Filings portion of our website at http://ir.amphastar.com/ and are available from the SEC at its website at http://www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Amphastar Pharmaceuticals, Inc., Attention: Investor Relations, 11570 6th Street, Rancho Cucamonga, California 91730.

* * *

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Rancho Cucamonga, California
April 19, 2024

APPENDIX A

AMPHASTAR PHARMACEUTICALS, INC.

2015 EQUITY INCENTIVE PLAN

(As amended and restated by the Board on February 26, 2024, subject to, and contingent upon, stockholder approval at the 2024 annual meeting of the Company’s stockholders )

1.Purposes of the Plan.  The purposes of this Plan are:
●to attract and retain the best available personnel for positions of substantial responsibility,
●to provide additional incentive to Employees, Directors and Consultants, and
●to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares, and other stock or cash awards as the Administrator may determine.

2.Definitions.  As used herein, the following definitions will apply:
(a)“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
(b)“Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including without limitation the related issuance of Shares, including without limitation under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.
(c)“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, or other stock or cash awards as the Administrator may determine.
(d)“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan.  The Award Agreement is subject to the terms and conditions of the Plan.
(e)“Board” means the Board of Directors of the Company.
(f)“Change in Control” means the occurrence of any of the following events:
(i)A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, however, that for purposes of this clause (i), (1) the acquisition of beneficial ownership of additional stock by any one Person who is considered to beneficially own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; and (2) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this clause (i).  For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(ii)A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (iii)(B)(3).  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g)“Code” means the U.S. Internal Revenue Code of 1986, as amended.  Any reference to a section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(h)“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by a duly authorized committee of the Board, in accordance with Section 4 hereof.
(i)“Common Stock” means the common stock of the Company.
(j)“Company” means Amphastar Pharmaceuticals, Inc., a Delaware corporation, or any successor thereto.
(k)“Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary of the Company to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.
(l)“Director” means a member of the Board.
(m)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
(n)“Dividend Equivalent” means a credit, payable in cash or Shares, made at the discretion of the Administrator, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.  Subject to the provisions of Section 6, Dividend Equivalents may be subject to the same vesting restrictions as the related Shares subject to an Award, at the discretion of the Administrator.
(o)“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company.  Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
(p)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
(q)“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution, and/or (iii) the exercise price of an outstanding Award is reduced.  Pursuant to the provisions of Section 6(a), the Administrator may not institute an Exchange Program.
(r)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(iii)In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

In addition, for purposes of determining the fair market value of shares for any reason other than the determination of the exercise price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose.  The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

(s)“Fiscal Year” means the fiscal year of the Company.
(t)“Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(u)“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(v)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(w)“Option” means a stock option granted pursuant to the Plan.
(x)“Outside Director” means a Director who is not an Employee.
(y)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(z)“Participant” means the holder of an outstanding Award.
(aa)“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 11.
(bb)“Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 11.

(cc)“Period of Restriction” means the period (if any) during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture.  Such restrictions may be based on the passage of time, continued service, the achievement of target levels of performance, the achievement of performance goals, or the occurrence of other events as determined by the Administrator.
(dd)“Plan” means this 2015 Equity Incentive Plan, as amended from time to time.
(ee)“Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 9 of the Plan, or issued pursuant to the early exercise of an Option.
(ff)“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 10.  Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(gg)“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(hh)“Section 16(b)”  means Section 16(b) of the Exchange Act.
(ii)“Section 409A”  means Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time, or any state law equivalent.
(jj)“Securities Act” means the U.S. Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.
(kk)“Service Provider” means an Employee, Director or Consultant.
(ll)“Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.
(mm)“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 8 is designated as a Stock Appreciation Right.
(nn)“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
3.Stock Subject to the Plan.
(a)Stock Subject to the Plan.  Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is the sum of (i) the 5,000,000 Shares originally reserved under the Plan, (ii) the Shares added to the Plan prior to the Restatement (as defined below) pursuant to the automatic increase set forth in Section 3(b), and (iii) any Shares subject to stock options or other awards granted under the Company’s Amended and Restated 2005 Equity Incentive Award Plan, the Amphastar Pharmaceuticals, Inc. Amended and Restated 2002 Stock Option/Stock Issuance Plan and any other equity incentive plans or arrangement of the Company (the “Existing Plans”) that, on or after the date this Plan originally became effective, expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the Existing Plans that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan from previously granted awards under the Existing Plans equal to 12,000,000.  The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)Prior Annual Share Reserve Increases.  Before the Restatement, subject to the provisions of Section 16 of the Plan, the number of Shares available for issuance under the Plan was increased on the first day of each Fiscal Year beginning with the 2016 Fiscal Year, in an amount equal to the least of (i) 3,000,000 Shares, (ii) two and one-half percent (2.5%) of the outstanding Shares on the last day of the immediately preceding Fiscal Year, or (iii) such number of Shares determined by the Board.  For the avoidance of doubt, no such increases will be made following the Restatement.
(c)Lapsed Awards.  The following Shares will become available for future grant under the Plan (unless the Plan has terminated):
(i)Shares subject to Awards of Stock Options or Stock Appreciation Rights that expire or become unexercisable without having been exercised in full, or are surrendered pursuant to an Exchange Program; and
(ii)Shares subject to, or that have been issued with respect to, Awards of Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares that are terminated or forfeited to, or repurchased by, the Company due to failure to vest.

With respect to  Stock Appreciation Rights,  only Shares actually issued  (i.e.,  the net  Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated).  Shares used to pay the exercise price or purchase price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan.  To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.  Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3(c).

(d)Share Reserve.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
4.Administration of the Plan.
(a)Procedure.
(i)Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers may administer the Plan.
(ii)Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
(iii)Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which Committee will be constituted to comply with Applicable Laws.
(iv)Delegation of Authority for Day-to-Day Administration.  Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan.  Any such delegation may be revoked at any time.
(b)Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:
(i)to determine the Fair Market Value;
(ii)to select the Service Providers to whom Awards may be granted hereunder;
(iii)to determine the number of Shares or dollar amounts to be covered by each Award granted hereunder;
(iv)to approve forms of Award Agreements for use under the Plan;
(v)to determine the terms and conditions, not inconsistent with the terms of the Plan (including, but not limited to, Section 6 of the Plan), of any Award granted hereunder.  Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;
(vi)to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(vii)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws, easing the administration of the Plan or for qualifying for favorable tax treatment under applicable non-U.S. laws;
(viii)to modify or amend each Award (subject to Sections 6 and 20 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards, provided that in no event will the term of an Option or Stock Appreciation Right be extended beyond its original maximum term;
(ix)to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 16 of the Plan;
(x)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xi)to determine whether Awards (other than Options or Stock Appreciation Rights) will be adjusted for Dividend Equivalents;
(xii)to temporarily suspend the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with Applicable Laws, provided that such suspension must be lifted prior to the expiration of the maximum term and post-service exercisability period of an Award, unless doing so would not comply with Applicable Laws;

(xiii)to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award, subject to Section 16(c);
(xiv)to determine whether Awards will be settled in Shares, cash or in any combination thereof;
(xv)to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and
(xvi)to make all determinations and take all actions deemed necessary or advisable for administering the Plan.
(c)Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.
5.Eligibility.  Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and such other cash or stock awards as the Administrator determines may be granted to Service Providers.  Incentive Stock Options may be granted only to Employees.
6.Limitations.
(a)No Exchange Program.  Notwithstanding the powers of the Administrator set forth herein, the Administrator may not institute an Exchange Program.
(b)Dividends.  Dividends or other distributions payable with respect to Shares subject to Awards (including Dividend Equivalents) will not be paid before and unless the underlying Shares vest.  No dividends or other distributions will be paid with respect to Shares that are subject to unexercised Options or Stock Appreciation Rights.
(c)One-Year Vesting Requirement.
(i)General.  Except as specified in Section 6(c)(ii), no portion of an Award (other than an automatic, nondiscretionary Award granted to an Outside Director under the Company’s director compensation policy) may vest earlier than the one-year anniversary of such Award’s date of grant, except if accelerated by reason of the Participant’s death or Disability or a Change in Control.
(ii)Exception.  Awards may be granted to any Service Provider (or Awards may be modified) without regard to the minimum vesting requirements set forth in Section 6(c)(i) to the extent such grants (or modifications) would not result in the issuance of an aggregate of more than 5% of the Shares reserved for issuance under Section 3(a) (the “5% Limit”).  For purposes of clarification, an Award granted in substitution for an equity award of an acquired entity in connection with a transaction described in Section 424(a) of the Code (a “Substituted Award”) shall not count against the 5% Limit.  The 5% Limit applies in the aggregate to Awards (other than Substituted Awards) that do not satisfy the minimum vesting requirements set forth in Section 6(c)(i).
(d)Outside Director Limitations.  In any Fiscal Year, no Outside Director may be granted equity awards (including any Awards granted under this Plan), the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles, and be provided any cash retainers or annual or meeting fees for service as an Outside Director in amounts that, in the aggregate, exceed $500,000, provided that such amount is increased to $750,000 in the Fiscal Year of his or her initial service as an Outside Director.  Any Awards or other compensation provided to an individual for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, will be excluded for purposes of this Section 6(d).
7.Stock Options.
(a)Grant.  The Administrator may grant Options to Service Providers.  Each Option will be evidenced by an Award Agreement that will specify the terms and conditions as the Administrator, in its sole discretion, will determine.
(b)Limitations.  Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.  However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options.  For purposes of this Section 7(b), Incentive Stock Options will be taken into account in the order in which they were granted.  The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.
(c)Term of Option.  The term of each Option will be stated in the Award Agreement, but in no case will it exceed ten (10) years from the date of grant.  In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement.  Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(d)Option Exercise Price and Consideration.
(i)Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant, and with respect to an Incentive Stock Option granted to an Employee who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.  Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(ii)Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
(iii)Form of Consideration.  The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment.  In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant.  Such consideration may consist entirely of, without limitation: (1) cash  (including cash equivalents); (2) check; (3) promissory note, to the extent permitted by Applicable Laws; (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) reduction in the amount of any Company liability to the Participant; (7) net exercise; (8) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (9) any combination of the foregoing methods of payment.
(e)Exercise of Option.
(i)Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.  An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in accordance with the procedures that the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholdings).  Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan.  Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.  The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)Cessation of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the cessation of the Participant’s Service Provider status as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of cessation of the Participant’s Service Provider status (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following cessation of the Participant’s Service Provider status.  Unless otherwise provided by the Administrator, if on the date of cessation of the Participant’s Service Provider status the Participant is not vested as to his or her entire Option, the unvested portion of the Option will revert to the Plan.  If, after cessation of the Participant’s Service Provider status, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate.
(iii)Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of cessation of the Participant’s Service Provider status (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following cessation of the Participant’s Service Provider status.  Unless otherwise provided by the Administrator, if on the date of cessation of the Participant’s Service Provider status the Participant is not vested as to his or her entire Option, the unvested portion of the Option will revert to the Plan.  If, after cessation of the Participant’s Service Provider status, the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Options will revert to the Plan.
(iv)Death of Participant.  If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator.  If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s death.  Unless otherwise provided by the Administrator, if at the time of death, the Participant is not vested as to his or her entire Option, the unvested portion of the Option will revert to the Plan.  If the Option is not so exercised within the time specified herein, the Option will terminate.
(v)Tolling Expiration.  A Participant’s Award Agreement may also provide that if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the tenth (10th) day after the last date on which such exercise would result in such liability under Section 16(b).  A Participant’s Award Agreement may also provide that if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option or (B) the expiration of a period of three (3) months after the cessation of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.
8.Stock Appreciation Rights.
(a)Grant of Stock Appreciation Rights.  The Administrator may grant Stock Appreciation Rights to Service Providers.  Each Stock Appreciation Right will be evidenced by an Award Agreement that will specify the terms and conditions as the Administrator, in its sole discretion, will determine.
(b)Number of Shares.  The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant.
(c)Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(d)Expiration of Stock Appreciation Rights.  A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof.  Notwithstanding the foregoing, the rules of Section 7(e) also will apply to Stock Appreciation Rights.

(e)Payment of Stock Appreciation Right Amount.  Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
(i)The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(ii)The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

9.Restricted Stock.
(a)Grant of Restricted Stock.  The Administrator may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.  Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.  Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.  The Administrator, in its sole discretion, may determine that an Award of Restricted Stock will not be subject to any Period of Restriction and consideration for such Award is paid for by past services rendered as a Service Provider.
(b)Transferability.  Except as provided in this Section 9 or as the Administrator determines, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of any applicable Period of Restriction.
(c)Other Restrictions.  The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.  The Administrator may set restrictions based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
(d)Removal of Restrictions.  Except as otherwise provided in this Section 9, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of any applicable Period of Restriction or at such other time as the Administrator may determine.  The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
(e)Voting Rights.  During any applicable Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(f)Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company.

10.Restricted Stock Units.
(a)Grant.  The Administrator may grant Restricted Stock Units to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.  Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 10(d), may be left to the discretion of the Administrator.
(b)Vesting Criteria and Other Terms.  The Administrator will set vesting criteria (if any) in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant.  The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals (including, but not limited to, continued employment or service)), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.
(c)Form and Timing of Payment.  Payment of earned Restricted Stock Units will be made at the time determined by the Administrator and set forth in the Award Agreement.  The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof.
(d)Cancellation.  On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.
11.Performance Units and Performance Shares.
(a)Grant of Performance Units/Shares.  Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion.  Each Performance Unit or Performance Share grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine.
(b)Value of Performance Units/Shares.  Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant.  Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.
(c)Performance Objectives and Other Terms.  The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) (if any) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participant.  The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.”  Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.  The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals (including, but not limited to, continued employment or service)), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
(d)Earning of Performance Units/Shares.  After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved.  After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.
(e)Form and Timing of Payment of Performance Units/Shares.  Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period.  The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
(f)Cancellation of Performance Units/Shares.  On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.
12.Dividend Equivalents.  The Administrator, in its discretion, may provide in the Award Agreement evidencing any Award that the Participant will be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Shares having a record date prior to the date on which the Awards are settled or forfeited.  Subject to the limitations contained in Section 6, the Dividend Equivalents, if any, will be credited to an Award in such manner and subject to such terms and conditions as determined by the Administrator in its sole discretion.  In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company as described in Section 15, appropriate adjustments will be made to the Participant’s Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the consideration issuable upon settlement of the Award, and all such new, substituted or additional securities or other property will be immediately subject to the same vesting and settlement conditions as are applicable to the Award.
13.Leaves of Absence/Transfer Between Locations.  Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence.  A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries.  For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
14.Transferability of Awards.  Unless determined otherwise by the Administrator (and subject to the provisions of Section 6(a)), an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.  If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.
15.Adjustments; Dissolution or Liquidation; Merger or Change in Control.
(a)Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and the numerical Share limits in Section 3 of the Plan.  Notwithstanding the preceding, the number of Shares subject to any Award always will be a whole number.
(b)Dissolution or Liquidation.  In the event of a proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  To the extent it has not been previously exercised (with respect to an Option or a Stock Appreciation Right) or vested (with respect to an Award other than an Option or a Stock Appreciation Right), an Award will terminate immediately prior to the consummation of such proposed action.
(c)Merger or Change in Control.  In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing.  In taking any of the actions permitted under this Section 15(c), the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise the Participant’s outstanding Option and Stock Appreciation Right (or portion thereof) that is not assumed or substituted for, including Shares as to which such Award would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units (or portions thereof) not assumed or substituted for will lapse, and, with respect to such Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise by the Administrator or under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable.  In addition, unless specifically provided otherwise by the Administrator or under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if an Option or Stock Appreciation Right (or portion thereof) is not assumed or substituted for in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that such Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the

Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.

For the purposes of this Section 15(c), an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.  For the avoidance of doubt, the Administrator may determine that, for purposes of this Section 15(c), the Company is the successor corporation with respect to some or all Awards.

Notwithstanding anything in this Section 15(c) to the contrary, and unless otherwise provided by the Administrator or under an Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 15(c) to the contrary, if a payment under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement or other written agreement related to the Award does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that otherwise is accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

(d)Outside Director Awards.  With respect to Awards granted to an Outside Director while such individual was an Outside Director, in the event of a Change in Control, then the Outside Director will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise by the Administrator or under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable.
16.Tax.
(a)Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company (or any of its Subsidiaries, Parents or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Subsidiaries, Parents or affiliates, as applicable), an amount sufficient to satisfy U.S. federal, state, and local, non-U.S., and other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).
(b)Withholding Arrangements.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, check or other cash equivalents; (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion; (iii) delivering to the Company already-owned Shares having a fair market value equal to the statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion; (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion; (v) such other consideration and method of payment for the meeting of tax withholding obligations as the Administrator may determine to the extent permitted by Applicable Laws; or (vi) any combination of the foregoing methods of payment.  The withholding amount will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion.  The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
(c)Compliance With Section 409A.  Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator.  Each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  The Plan, each Award and each Award Agreement under the Plan is intended to be exempt from or otherwise meet the requirements of Section 409A and will be construed and interpreted including but not limited with respect to ambiguities and/or ambiguous terms, in accordance with such intent, in accordance with such intent, except as otherwise specifically determined in the sole discretion of the Administrator.  To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A.  In no event will the Company or any of its Subsidiaries or Parents have any responsibility, obligation or liability under the terms of this Plan to reimburse, indemnify, or hold harmless any Participant or any other person in respect of Awards, for any taxes, interest or penalties imposed, or other costs incurred, as a result of Section 409A.
17.No Effect on Employment or Service.  Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor will they interfere in any way with the Participant’s right or the right of the Company and its Parents or Subsidiaries, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18.Date of Grant.  The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator.  Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
19.Term of Plan.  The Plan will continue in effect until terminated earlier under Section 20 of the Plan, but no Options that qualify as incentive stock options within the meaning of Code Section 422 may be granted after ten (10) years from the date that the Restatement is approved by the Board.
20.Amendment and Termination of the Plan.
(a)Amendment and Termination.  The Administrator may at any time amend, alter, suspend or terminate the Plan.
(b)Stockholder Approval.  The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
(c)Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.  Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
21.Conditions Upon Issuance of Shares.
(a)Legal Compliance.  Shares will not be issued pursuant to an Award, including without limitation upon exercise or vesting thereof, as applicable, unless the issuance and delivery of such Shares and exercise or vesting of the Award, as applicable, will comply with Applicable Laws.  If required by the Administrator, issuance will be further subject to the approval of counsel for the Company with respect to such compliance.  If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any Applicable Laws, registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock or share exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability regarding the failure to issue or sell such Shares as to which such authority, registration, qualification or rule compliance was not obtained and the Administrator reserves the authority, without the consent of a Participant, to terminate or cancel Awards with or without consideration in such a situation.
(b)Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
22.Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.
23.Stockholder Approval.  This amendment and restatement of the Plan (the “Restatement”) will be subject to and contingent upon approval by the stockholders of the Company at the Company’s 2024 annual meeting of stockholders.  Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
24.Forfeiture Events.  The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to the reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.  Notwithstanding any provisions to the contrary under this Plan, each Award granted under the Plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under the Company’s clawback policy in effect as of the date such Award is granted or any other clawback policy of the Company as may be established and/or amended from time to time to comply with Applicable Laws (including, without limitation, pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws) (in each case, a “Clawback Policy”).  The Administrator may require a Participant to forfeit, return to the Company, or reimburse the Company for all or a portion of the Award and any amounts paid thereunder pursuant to the terms of any applicable Clawback Policy or as necessary or appropriate to comply with Applicable Laws.  Unless this Section 24 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary of the Company.

ANNEX A – Reconciliation of GAAP to Non-GAAP Financial Measures

	Year Ended
	December 31,
	2023	2022

GAAP net income	$137,545	$91,386
Adjusted for:
Intangible amortization	12,830	1,419
Share-based compensation	20,242	17,860
Impairment of long-lived assets	3,175	—
Expenses related to BAQSIMI® acquisition	5,830	—
Debt issuance costs	6,785	—
Litigation settlements	—	(4,929)
Income tax provision on pre-tax adjustments	(10,708)	(2,550)
Non-GAAP net income	$175,699	$103,186

Non-GAAP net income per share:
Basic	$3.64	$2.13
Diluted	$3.32	$1.97

Weighted-average shares used to compute non-GAAP net income per share:
Basic	48,265	48,551
Diluted	53,001	52,427

	Year Ended December 31, 2023

		Selling,	General	Research	Non-operating
	Cost of	distribution	and	and	(expenses)	Income
	revenue	and marketing	administrative	development	income, net	tax provision
GAAP	$293,274	$28,853	$51,540	$73,741	$(25,628)	$31,833
Intangible amortization	(12,741)	—	(19)	(70)	—	—
Share-based compensation	(4,891)	(870)	(12,269)	(2,212)	—	—
Impairment of long-lived assets	(3,170)	—	(5)	—	—	—
Expenses related to BAQSIMI® acquisition	—	—	(2,179)	—	3,651	—
Debt issuance costs	—	—	—	—	6,785	—
Income tax provision on pre-tax adjustments	—	—	—	—	—	10,708
Non-GAAP	$272,472	$27,983	$37,068	$71,459	$(15,192)	$42,541

	Year Ended December 31, 2022

		Selling,	General	Research	Non-operating
	Cost of	distribution	and	and	(expenses)	Income
	revenue	and marketing	administrative	development	income, net	tax provision
GAAP	$250,127	$21,531	$45,061	$74,771	$8,543	$23,477
Intangible amortization	(865)	—	(554)	—	—	—
Share-based compensation	(4,179)	(726)	(11,180)	(1,775)	—	—
Litigation settlements	—	—	(800)	—	(5,729)	—
Income tax provision on pre-tax adjustments	—	—	—	—	—	2,550
Non-GAAP	$245,083	$20,805	$32,527	$72,996	$2,814	$26,027

AMPHASTAR PHARMACEUTICALS, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET

Before The Meeting – Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 2, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting – Go to www.virtualshareholdermeeting.com/AMPH2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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V36184-P09061	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

AMPHASTAR PHARMACEUTICALS, INC.

The Board of Directors recommends you vote FOR the following proposals:

1.
To elect four Class II directors to serve until the Company’s 2027 Annual Meeting of Stockholders and until each such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal;

	Nominees:	For	Against	Abstain
	1a. Mary Ziping Luo	◻	◻	◻
	1b. Howard Lee	◻	◻	◻
	1c. Michael A. Zasloff	◻	◻	◻
	1d. Gayle Deflin	◻	◻	◻

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2024;					◻	◻	◻

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers; and					◻	◻	◻

4.	To approve the amendment and restatement of our 2015 Equity Incentive Plan.					◻	◻	◻

Note: To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V36185-P09061

AMPHASTAR PHARMACEUTICALS, INC.
Annual Meeting of Stockholders
June 3, 2024 11:00 AM, Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jack Yongfeng Zhang, Mary Ziping Luo, William J. Peters, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AMPHASTAR PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, Pacific Time on June 3, 2024 at www.virtualshareholdermeeting.com/AMPH2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side